                                                                    EXHIBIT 99.1

             Report of Independent Registered Public Accounting Firm

The Board of Directors
AGCO Corporation:

     We have audited the accompanying consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003. In connection with our audits of the 2003 and 2002 consolidated financial statements, we also have audited the 2003 and 2002 financial statement schedule as listed in Item 5(c). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. The consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001, before the revisions as described in Notes 1 and 15 to these consolidated financial statements, and financial statement schedule of AGCO Corporation and subsidiaries as listed in Item 5(c) were audited by other auditors who have ceased operations. Those auditors' reports, dated February 6, 2002, on those consolidated financial statements and financial statement schedule were unqualified and included an explanatory paragraph that described the change in the Company's method of accounting for derivative instruments and hedging activities as discussed in Note 11 to those consolidated financial statements and excluded the revisions as described in Notes 1 and 15 to these accompanying consolidated financial statements.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of AGCO Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related 2003 and 2002 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

     As discussed above, the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 and financial statement schedule of AGCO Corporation and subsidiaries as listed in
Item 5(c) were audited by other auditors who have ceased operations. As described in Note 1, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted by the Company as of January 1, 2002. As described in Note 1, these consolidated financial statements have been revised to adopt the provisions of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which requires reclassification of gains and losses on debt extinguishments in prior periods from extraordinary items to continuing operations. As described in Note 15, the Company changed its internal organization in 2004 in a manner that caused the composition of its reportable segments to change. The financial statement disclosures with respect to segment information have been revised to conform with the new presentation. In our opinion, these reclassifications and disclosures for 2001 described in Notes 1 and 15 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements and financial statement schedule of AGCO Corporation and subsidiaries other than with respect to such disclosures and reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements and financial statement schedule taken as a whole.

     /s/ KPMG LLP

     Atlanta, Georgia

     February 27, 2004, except as to the fifth and sixth paragraphs of Note 16, which are as of March 10, 2004, and Note 15, which is as of May 25, 2004

NOTE: THIS IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP, THE COMPANY'S FORMER INDEPENDENT PUBLIC ACCOUNTANTS. THE ARTHUR ANDERSEN REPORT REFERS TO CERTAIN FINANCIAL INFORMATION FOR THE FISCAL YEARS ENDED DECEMBER 31, 2000 AND 1999 AND CERTAIN BALANCE SHEET INFORMATION AT DECEMBER 31, 2001 AND 2000, WHICH ARE NO LONGER INCLUDED IN THE ACCOMPANYING FINANCIAL STATEMENTS. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE FILING OF THIS CURRENT REPORT ON FORM 8-K DATED JUNE 2, 2004.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AGCO Corporation:

     We have audited the accompanying consolidated balance sheets of AGCO CORPORATION AND SUBSIDIARIES as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGCO Corporation and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

     As explained in Note 11 to the consolidated financial statements, in accordance with the requirements of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," AGCO Corporation changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

                             /s/ Arthur Andersen LLP

Atlanta, Georgia
February 6, 2002

                                AGCO CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                               YEARS ENDED DECEMBER 31,
                                                                 ----------------------------------------------------
                                                                     2003                2002                 2001
                                                                 -----------          -----------         -----------
Net sales                                                        $   3,495.3          $   2,922.7         $   2,545.9
Cost of goods sold                                                   2,878.9              2,390.9             2,106.7
                                                                 -----------          -----------         -----------
     Gross profit                                                      616.4                531.8               439.2

Selling, general and administrative expenses                           331.6                282.4               254.3
Engineering expenses                                                    71.4                 57.2                49.6
Restricted stock compensation expense                                    0.6                 44.1                 7.1
Restructuring and other infrequent expenses                             27.6                 42.7                13.0
Amortization of intangibles                                              1.7                  1.4                18.5
                                                                 -----------          -----------         -----------
     Income from operations                                            183.5                104.0                96.7

Interest expense, net                                                   60.0                 57.4                59.9
Other expense, net                                                      25.2                 20.8                23.4
                                                                 -----------          -----------         -----------

Income before income taxes, equity in net earnings of
    affiliates and cumulative effect of a change in
    accounting principle                                                98.3                 25.8                13.4


Income tax provision                                                    41.3                 99.8                 1.4
                                                                 -----------          -----------         -----------

Income (loss) before equity in net earnings of affiliates
    and cumulative effect of a change in accounting principle           57.0                (74.0)               12.0

Equity in net earnings of affiliates                                    17.4                 13.7                10.6
                                                                 -----------          -----------         -----------

Income (loss) before cumulative effect of a change in
    accounting principle                                                74.4                (60.3)               22.6

Cumulative effect of a change in accounting principle, net
    of taxes                                                              --                (24.1)                 --
                                                                 -----------          -----------         -----------

Net income (loss)                                                $      74.4          $     (84.4)        $      22.6
                                                                 ===========          ===========         ===========

Net income (loss) per common share:
     Basic:
         Income (loss) before cumulative effect of a change
             in accounting principle                             $      0.99          $     (0.81)        $      0.33
         Cumulative effect of a change in accounting
             principle, net of taxes                                      --                (0.33)                 --
                                                                 -----------          -----------         -----------
         Net income (loss)                                       $      0.99           $    (1.14)        $      0.33
                                                                 ===========          ===========         ===========
     Diluted:
         Income (loss) before cumulative effect of a change
             in accounting principle                             $      0.98          $     (0.81)        $      0.33
         Cumulative effect of a change in accounting
             principle, net of taxes                                      --                (0.33)                 --
                                                                 -----------          -----------         -----------
         Net income (loss)                                       $      0.98          $     (1.14)        $      0.33
                                                                 ===========          ===========         ===========

Weighted average number of common and common equivalent
  shares outstanding:
     Basic                                                              75.2                 74.2                68.3
                                                                 ===========          ===========         ===========
     Diluted                                                            75.6                 74.2                68.5
                                                                 ===========          ===========         ===========

          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                       (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                     DECEMBER 31,         DECEMBER 31,
                                                                                         2003                 2002
                                                                                     -----------          -----------
ASSETS
Current Assets:
     Cash and cash equivalents                                                       $     147.0          $      34.3
     Accounts and notes receivable, net                                                    553.6                497.4
     Inventories, net                                                                      803.6                708.6
     Other current assets                                                                  180.3                144.1
                                                                                     -----------          -----------
         Total current assets                                                            1,684.5              1,384.4
Property, plant and equipment, net                                                         434.2                343.7
Investment in affiliates                                                                    91.6                 78.5
Deferred tax assets                                                                        147.5                102.2
Other assets                                                                                63.8                 46.8
Intangible assets, net                                                                     417.8                393.4
                                                                                     -----------          -----------
         Total assets                                                                $   2,839.4          $   2,349.0
                                                                                     ===========          ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable                                                                $     393.2          $     312.0
     Accrued expenses                                                                      490.2                445.2
     Other current liabilities                                                              45.7                 27.8
                                                                                     -----------          -----------
         Total current liabilities                                                         929.1                785.0
Long-term debt                                                                             711.1                636.9
Pensions and postretirement health care benefits                                           197.5                131.9
Other noncurrent liabilities                                                                95.6                 77.6
                                                                                     -----------          -----------
         Total liabilities                                                               1,933.3              1,631.4
                                                                                     -----------          -----------
Commitments and Contingencies (Note 12)
Stockholders' Equity:
     Common stock; $0.01 par value, 150,000,000 shares authorized, 75,409,655 and 75,197,285 shares issued and outstanding in 2003 and
         2002, respectively                                                                  0.8                  0.8
     Additional paid-in capital                                                            590.3                587.6
     Retained earnings                                                                     635.0                560.6
     Unearned compensation                                                                  (0.5)                (0.7)
     Accumulated other comprehensive loss                                                 (319.5)              (430.7)
                                                                                     -----------          -----------
         Total stockholders' equity                                                        906.1                717.6
                                                                                     -----------          -----------
         Total liabilities and stockholders' equity                                  $   2,839.4          $   2,349.0
                                                                                     ===========          ===========

          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                  PREFERRED STOCK      COMMON STOCK    ADDITIONAL
                                  ----------------------------------     PAID-IN   RETAINED    UNEARNED
                                  SHARES   AMOUNT    SHARES    AMOUNT    CAPITAL   EARNINGS  COMPENSATION
                                  ------   ------    ------    ------    -------   --------  ------------
Balance, December 31, 2000          --     $ --     59,589,428 $   0.6  $   427.1  $  622.9    $  (1.4)
 Net income                         --       --             --      --         --      22.6         --
 Issuance of preferred shares      555       --             --      --        5.3        --         --
 Conversion of preferred shares
   into common stock              (555)      --        555,000      --         --        --         --
 Issuance of common stock, net
   of offering expenses             --       --     11,799,377     0.1       99.2        --         --
 Issuance of restricted stock       --       --        226,960      --        3.5        --       (0.4)
 Tax difference on restricted
   stock expense                    --       --             --      --       (4.7)       --         --
 Stock options exercised            --       --        140,342      --        1.1        --         --
 Common stock dividends
   ($0.01 per common share)         --       --             --      --         --      (0.5)        --
 Amortization of unearned
   compensation                     --       --             --      --         --        --        1.2
 Additional minimum pension
   liability, net                   --       --             --      --         --        --         --
 Deferred gains and losses on
   derivatives, net                 --       --             --      --         --        --         --
 Deferred gains and losses on
   derivatives held by
   affiliates, net                  --       --             --      --         --        --         --
 Change in cumulative
   translation adjustment           --       --             --      --         --        --         --
                                  -------  ----     ---------- -------  ---------  --------   --------
Balance, December 31, 2001          --       --     72,311,107     0.7      531.5     645.0       (0.6)

 Net loss                           --       --             --      --         --     (84.4)        --
 Issuance of common stock, net
   of offering expenses             --       --      1,020,356     0.1       21.3        --         --
 Issuance of restricted stock       --       --      1,088,072      --       24.5        --       (3.1)
 Stock options exercised            --       --        777,750      --        9.0        --         --
 Income tax benefit of stock
   options exercised                --       --             --      --        1.3        --         --
 Amortization of unearned
   compensation                     --       --             --      --         --        --        3.0
 Additional minimum pension
   liability, net                   --       --             --      --         --        --         --
 Deferred gains and losses on
   derivatives, net                 --       --             --      --         --        --         --
 Deferred gains and losses on
   derivatives held by
   affiliates, net                  --       --             --      --         --        --         --
 Change in cumulative
   translation adjustment           --       --             --      --         --        --         --
                                  ----     ----     ---------- -------  ---------  --------    -------
Balance, December 31, 2002          --       --     75,197,285     0.8      587.6     560.6       (0.7)
 Net income                         --       --             --      --         --      74.4         --
 Issuance of restricted stock       --       --         14,150      --        0.3        --         --
 Stock options exercised            --       --        198,220      --        2.4        --         --
 Amortization of unearned
   compensation                     --       --             --      --         --        --        0.2
 Additional minimum pension
   liability, net                   --       --             --      --         --        --         --
 Deferred gains and losses on
   derivatives, net                 --       --             --      --         --        --         --
 Deferred gains and losses on
   derivatives held
   by affiliates, net               --       --             --      --         --        --         --
 Change in cumulative
   translation adjustment           --       --             --      --         --        --         --
                                  ----     ----     ---------- -------  ---------  --------    -------
Balance, December 31, 2003          --     $ --     75,409,655 $   0.8  $   590.3  $  635.0    $  (0.5)
                                  ====     ====     ========== =======  =========  ========    =======


          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN MILLIONS, EXCEPT SHARE AMOUNTS)



                                               ACCUMULATED OTHER COMPREHENSIVE LOSS
                                    -------------------------------------------------------
                                    ADDITIONAL                    DEFERRED     ACCUMULATED
                                     MINIMUM    CUMULATIVE         GAINS          OTHER            TOTAL
                                     PENSION    TRANSLATION     (LOSSES) ON   COMPREHENSIVE    STOCKHOLDERS'   COMPREHENSIVE
                                     LIABILITY  ADJUSTMENT       DERIVATIVES      LOSS            EQUITY       INCOME (LOSS)
                                     ---------  ----------       -----------      ----            ------       -------------
Balance, December 31, 2000            $  (2.8)   $(256.5)       $       --      $(259.3)       $       789.9
 Net income                                --         --                --           --                 22.6     $   22.6
 Issuance of preferred shares              --         --                --           --                  5.3
 Conversion of preferred shares
   into common stock                       --         --                --           --                   --
 Issuance of common stock, net
   of offering expenses                    --         --                --           --                 99.3
 Issuance of restricted stock              --         --                --           --                  3.1
 Tax difference on restricted
   stock expense                           --         --                --           --                 (4.7)
 Stock options exercised                   --         --                --           --                  1.1
 Common stock dividends
   ($0.01 per common share)                --         --                --           --                 (0.5)
 Amortization of unearned
   compensation                            --         --                --           --                  1.2
 Additional minimum pension
   liability, net                       (34.3)        --                --        (34.3)               (34.3)       (34.3)
 Deferred gains and losses on
   derivatives, net                        --         --              (0.1)        (0.1)                (0.1)        (0.1)
 Deferred gains and losses on
   derivatives held by
   affiliates, net                         --         --              (5.8)        (5.8)                (5.8)        (5.8)
 Change in cumulative
   translation adjustment                  --      (77.7)               --        (77.7)               (77.7)       (77.7)
                                      ------- ----------        ----------    ---------        -------------     --------
Balance, December 31, 2001              (37.1)    (334.2)             (5.9)      (377.2)               799.4        (95.3)
                                                                                                                 ========
 Net loss                                  --         --                --           --                (84.4)       (84.4)
 Issuance of common stock, net
   of offering expenses                    --         --                --           --                 21.4
 Issuance of restricted stock              --         --                --           --                 21.4
 Stock options exercised                   --         --                --           --                  9.0
 Income tax benefit of stock
   options exercised                       --         --                --           --                  1.3
 Amortization of unearned
   compensation                            --         --                --           --                  3.0
 Additional minimum pension
   liability, net                       (56.8)        --                --        (56.8)               (56.8)       (56.8)
 Deferred gains and losses on
   derivatives, net                        --         --               0.9          0.9                  0.9          0.9
 Deferred gains and losses on
   derivatives held by
   affiliates, net                         --         --               0.4          0.4                  0.4          0.4
 Change in cumulative
   translation adjustment                  --        2.0                --          2.0                  2.0          2.0
                                      -------   --------        ----------      -------        -------------     --------
Balance, December 31, 2002              (93.9)    (332.2)             (4.6)      (430.7)               717.6       (137.9)
                                                                                                                 ========
 Net income                                --         --                --           --                 74.4         74.4
 Issuance of restricted stock              --         --                --           --                  0.3
 Stock options exercised                   --         --                --           --                  2.4
 Amortization of unearned
   compensation                            --         --                --           --                  0.2
 Additional minimum pension
   liability, net                       (34.5)        --                --        (34.5)               (34.5)       (34.5)
 Deferred gains and losses on
   derivatives, net                        --         --              (0.8)        (0.8)                (0.8)        (0.8)
 Deferred gains and losses on
   derivatives held
   by affiliates, net                      --         --               2.7          2.7                  2.7          2.7
 Change in cumulative
   translation adjustment                  --      143.8                --        143.8                143.8        143.8
                                      -------   --------        ----------      -------        -------------     --------
Balance, December 31, 2003            $(128.4)  $ (188.4)       $     (2.7)     $(319.5)       $       906.1     $  185.6
                                      =======   ========        ==========      =======        =============     ========

                                AGCO CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)



                                                                                       YEARS ENDED DECEMBER 31,
                                                                             --------------------------------------------
                                                                               2003              2002              2001
                                                                             --------          --------          --------
Cash flows from operating activities:
     Net income (loss)                                                       $   74.4          $  (84.4)         $   22.6
                                                                             --------          --------          --------
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
         Cumulative effect of a change in accounting principle, net of taxes       --              24.1                --
         Depreciation and amortization                                           64.2              50.9              53.2
         Amortization of intangibles                                              1.7               1.4              18.5
         Restricted stock compensation                                            0.5              24.4               4.3
         Equity in net earnings of affiliates, net of cash received              (0.8)             (2.7)              4.0
         Deferred income tax (benefit) provision                                (12.3)             48.4             (32.8)
         Write-down / (recoveries) of property, plant and equipment               1.6              11.6              (0.3)
         Gain on sale of investment in affiliate                                   --                --              (5.2)
       Changes in operating assets and liabilities, net of effects from purchase of businesses:
              Accounts and notes receivable, net                                 11.5              43.4             111.7
              Inventories, net                                                   13.8            (119.0)             39.6
              Other current and noncurrent assets                               (20.4)              2.2               0.5
              Accounts payable                                                  (16.5)              7.4              16.0
              Accrued expenses                                                  (50.9)             66.2              (8.2)
              Other current and noncurrent liabilities                           21.2              (0.7)              1.5
                                                                             --------          --------          --------
                Total adjustments                                                13.6             157.6             202.8
                                                                             --------          --------          --------
                Net cash provided by operating activities                        88.0              73.2             225.4
                                                                             --------          --------          --------
Cash flows from investing activities:
         Purchases of property, plant and equipment                             (78.7)            (54.9)            (39.3)
         Proceeds from sales of property, plant and equipment                    14.9              13.8               4.7
         Sale/(purchase) of businesses, net of cash acquired                      1.5             (60.7)           (147.5)
         Sale of unconsolidated affiliates                                        4.5               1.2               1.3
                                                                             --------          --------          --------
                Net cash used for investing activities                          (57.8)           (100.6)           (180.8)
                                                                             --------          --------          --------
Cash flows from financing activities:
         Proceeds from long-term debt                                         1,372.8             659.8           1,256.6
         Repayments of long-term debt                                        (1,288.5)           (637.6)         (1,276.3)
         Proceeds from issuance of preferred and common stock                     2.5              10.3               6.4
         Payment of debt and common stock issuance costs                         (9.8)               --             (13.1)
         Dividends paid on common stock                                            --                --              (0.5)
                                                                             --------          --------          --------
                Net cash provided by (used for) financing activities             77.0              32.5             (26.9)
                                                                             --------          --------          --------
Effects of exchange rate changes on cash and cash equivalents                     5.5               0.3              (2.1)
                                                                             --------          --------          --------
Increase in cash and cash equivalents                                           112.7               5.4              15.6
Cash and cash equivalents, beginning of year                                     34.3              28.9              13.3
                                                                             --------          --------          --------
Cash and cash equivalents, end of year                                       $  147.0          $   34.3          $   28.9
                                                                             ========          ========          ========

          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     AGCO Corporation ("AGCO" or the "Company") is a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. The Company sells a full range of agricultural equipment, including tractors, combines, hay tools, sprayers, forage equipment and implements. The Company's products are widely recognized in the agricultural equipment industry and are marketed under the following brand names: AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R),Terra-Gator(R), Tye(R), White(R) and Willmar(R). The Company distributes most of its products through a combination of approximately 8,400 independent dealers, distributors, associates and licensees. In addition, the Company provides retail financing in North America, the United Kingdom, France, Germany, Spain and Brazil through its retail finance joint ventures with Cooperative Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland".

BASIS OF PRESENTATION

     The Consolidated Financial Statements represent the consolidation of all wholly-owned companies, majority-owned companies and joint ventures where the Company has been determined as the primary beneficiary under FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN 46"). The Company records investments in all other affiliate companies using the equity method of accounting. Other investments representing an ownership of less than 20% are recorded at cost. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     Certain prior period amounts have been reclassified to conform to the current period presentation.

REVENUE RECOGNITION

     Sales of equipment and replacement parts are recorded by the Company when title and risks of ownership have been transferred to the independent dealer, distributor or other customer. Payment terms vary by market and product with fixed payment schedules on all sales. The terms of sale generally require that a purchase order or order confirmation accompany all shipments. Title generally passes to the dealer or distributor upon shipment and the risk of loss upon damage, theft or destruction of the equipment is the responsibility of the dealer or distributor. The dealer or distributor may not return equipment or replacement parts while its contract with the Company is in force. Replacement parts may be returned only under promotional and annual return programs. Provisions for returns under these programs are made at the time of sale based on the terms of the program and historical returns experience. The Company may provide certain sales incentives to dealers and distributors. Provisions for sales incentives are made at the time of sale for existing incentive programs. These provisions are revised in the event of subsequent modification to the incentive program.

     In the United States and Canada, all equipment sales to dealers are immediately due upon a retail sale of the equipment by the dealer. If not already paid by the dealer in the United States and Canada, installment payments are required generally beginning 7 to 13 months after shipment with the remaining outstanding equipment balance generally due within 12 to 24 months of shipment. Interest is generally charged on the outstanding balance 4 to 13 months after shipment. Sales terms of some highly seasonal products provide for payment and due dates based on a specified date during the year regardless of the shipment date. Equipment sold to dealers in the United States and Canada is paid in full on average within 12 months of shipment. Sales of replacement parts are generally payable within 30 days of shipment with terms for some larger seasonal stock orders generally payable within 6 months of shipment.

     In other international markets, equipment sales are generally payable in full within 30 to 180 days of shipment. Payment terms for some highly seasonal products have a specific due date during the year regardless of the shipment

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

date. Sales of replacement parts are generally payable within 30 days of shipment with terms for some larger seasonal stock orders generally payable within 6 months of shipment.

     In certain markets, particularly in North America, there is a time lag, which varies based on the timing and level of retail demand, between the date the Company records a sale and when the dealer sells the equipment to a retail customer.

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries are translated into U.S. currency in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Assets and liabilities are translated to U.S. dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are included in "Accumulated other comprehensive loss" in stockholders' equity. Gains and losses, which result from foreign currency transactions, are included in the accompanying Consolidated Statements of Operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates made by management primarily relate to accounts and notes receivable, inventories, deferred income tax valuation allowances, intangible assets and certain accrued liabilities, principally relating to reserves for volume discounts and sales incentives, warranty, product liability and workers' compensation obligations and pensions and postretirement benefits.

CASH AND CASH EQUIVALENTS

     The Company considers all investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2003 of $92.9 million consisted of overnight repurchase agreements with financial institutions. There were no such investments as of December 31, 2002.

ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable arise from the sale of equipment and replacement parts to independent dealers, distributors or other customers. Payments due under the Company's terms of sale are not contingent upon the sale of the equipment by the dealer or distributor to a retail customer. Under normal circumstances, payment terms are not extended and equipment may not be returned. In certain regions, including the United States and Canada, the Company is obligated to repurchase equipment and replacement parts upon cancellation of a dealer or distributor contract. These obligations are required by national, state or provincial laws and require the Company to repurchase dealer or distributor's unsold inventory, including inventory for which the receivable has already been paid.

     For sales outside of the United States and Canada, the Company does not normally charge interest on outstanding receivables with its dealers and distributors. For sales to dealers or distributors in the United States and Canada, where approximately 27.5% of the Company's net sales were generated in 2003, interest is charged at or above prime lending rates on outstanding receivable balances after interest-free periods. These interest-free periods vary by product and generally range from 6 to 12 months with the exception of certain seasonal products, which bear interest after various periods depending on the time of year of the sale and the dealer or distributor's sales volume during the preceding year. For the year ended December 31, 2003, 18.6%, 6.7%, 1.4% and 0.8% of the Company's net sales had maximum interest-free periods ranging from 1 to 6 months, 7 to 12 months, 13 to 20 months and 21 months or more, respectively. Actual interest-free periods are shorter than above because the equipment receivable to dealers or distributors in the United States and Canada is due immediately upon sale of the equipment to a retail customer. Under normal circumstances, interest is not forgiven and interest-free periods are not extended.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     Accounts and notes receivable are shown net of allowances for sales incentive discounts available to dealers and for doubtful accounts. Accounts and notes receivable allowances at December 31, 2003 and 2002 were as follows (in millions):

                                                                     2003              2002
                                                                     ----              ----
Sales incentive discounts                                         $   76.5           $   69.9
Doubtful accounts                                                     47.2               43.1
                                                                  --------           --------
                                                                  $  123.7           $  113.0
                                                                  ========           ========

     The Company transfers certain accounts receivable to various financial institutions primarily under its accounts receivable securitization facilities (Note 4). The Company records such transfers as sales of accounts receivable when it is considered to have surrendered control of such receivables under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of SFAS No. 125."

INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost. At December 31, 2003 and 2002, the Company had recorded $83.6 million and $74.5 million as adjustments for surplus and obsolete inventories. These adjustments are reflected within "Inventories, net."

     Inventories, net at December 31, 2003 and 2002 were as follows (in millions):

                                                                     2003              2002
                                                                     ----              ----
Finished goods                                                    $  285.3           $  288.5
Repair and replacement parts                                         270.2              235.5
Work in process, production parts and raw materials                  248.1              184.6
                                                                  --------           --------
     Inventories, net                                             $  803.6           $  708.6
                                                                  ========           ========

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of 10 to 40 years for buildings and improvements, 3 to 15 years for machinery and equipment and 3 to 10 years for furniture and fixtures. Expenditures for maintenance and repairs are charged to expense as incurred.

     Property, plant and equipment, net at December 31, 2003 and 2002 consisted of the following (in millions):

                                                                     2003              2002
                                                                     ----              ----
Land                                                              $   48.6           $   41.5
Buildings and improvements                                           164.3              139.1
Machinery and equipment                                              473.3              327.4
Furniture and fixtures                                               107.9               77.8
                                                                  --------           --------
     Gross property, plant and equipment                             794.1              585.8
Accumulated depreciation and amortization                           (359.9)            (242.1)
                                                                  --------           --------
     Property, plant and equipment, net                           $  434.2           $  343.7
                                                                  ========           ========

INTANGIBLE ASSETS

     On January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 requires companies to cease amortizing goodwill and other indefinite-lived intangible assets on December 31, 2001 that were in existence at June 30, 2001. Any goodwill and other indefinite-lived intangible assets resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 requires that an initial impairment assessment be performed on all goodwill and indefinite-lived intangible assets. This assessment involves determining an estimate of the fair value of the Company's reporting units including trademarks in order to evaluate whether an impairment of the current carrying amount of goodwill and other intangible assets exists. Fair values are derived based on an evaluation of past and expected future performance of the Company's reporting units.

     The Company's acquired intangible assets are as follows (in millions):

                                                   December 31, 2003                         December 31, 2002
                                           ----------------------------------        ----------------------------------
                                            Gross                                     Gross
                                           Carrying              Accumulated         Carrying              Accumulated
                                            Amounts              Amortization         Amounts             Amortization
                                           ---------             ------------        ---------            -------------
Amortized intangible assets:
    Patents and Trademarks                 $    32.7             $   (2.5)           $    32.7            $    (1.5)
    Other                                        3.7                 (1.2)                 2.2                 (0.5)
                                           ---------             --------            ---------            ---------
    Total                                  $    36.4             $   (3.7)           $    34.9            $    (2.0)
                                           =========             ========            =========            =========
Unamortized intangible assets:
    Trademarks                             $    53.4                                 $    53.4
                                           =========                                 =========

     The Company amortizes certain acquired intangible assets over estimated useful lives of 7 to 30 years. For the years ended December 31, 2003 and 2002, acquired intangible asset amortization was $1.7 million and $1.4 million, respectively. In accordance with SFAS No. 142, the Company ceased amortizing certain trademarks, which it determined to have an indefinite useful life as of January 1, 2002. The Company estimates amortization of existing intangible assets will be $1.7 million for 2004, $1.6 million for 2005, $1.5 million for 2006 and 2007 and $1.4 million for 2008.

     Changes in the carrying amount of goodwill during the years ended December 31, 2003 and 2002 are summarized as follows (in millions):

                                               North          South         Europe/Africa/        Sprayer
                                              America        America          Middle East         Division       Consolidated
                                             --------       --------         -------------       ---------       ------------
Balance as of December 31, 2001              $   10.2       $   70.0           $   92.5          $  159.2          $ 331.9
Transitional impairment losses                  (10.2)         (17.5)                --                --            (27.7)
Acquisitions                                      4.9             --                 --                --              4.9
Adjustment to purchase price allocations           --             --                 --               3.6              3.6
Reversal of unused restructuring
  reserves                                         --             --               (2.2)               --             (2.2)
Foreign currency translation                       --          (17.4)              14.0                --             (3.4)
                                             --------       --------           --------          --------          -------
Balance as of December 31, 2002                   4.9           35.1              104.3             162.8            307.1
Adjustment to purchase price allocations         (1.8)            --               (0.1)               --             (1.9)
Foreign currency translation                       --            7.2               19.3                --             26.5
                                             --------       --------           --------          --------          -------
Balance as of December 31, 2003              $    3.1       $   42.3           $  123.5          $  162.8          $ 331.7
                                             ========       ========           ========          ========          =======

     The goodwill in each of the Company's segments was tested for impairment as of January 1, 2002 as required by SFAS No. 142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentina and North America reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002. Goodwill is tested for impairment on an annual basis and more often if indications of

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

impairment exist. The results of the Company's analyses conducted as of October 1, 2003 indicated that no further reduction in the carrying amount of goodwill was required in 2003.

     Prior to the adoption of SFAS No. 142, the Company amortized goodwill and other indefinite-lived intangible assets over periods ranging from 10 to 40 years. In addition, the Company would periodically review the carrying values assigned to goodwill and other intangible assets based on expectations of future cash flows and operating income generated by the underlying tangible assets. The following is a reconciliation of the Company's income (loss) before cumulative effect of a change in accounting principle and net income (loss) and net income
(loss) per share as if goodwill and indefinite-lived intangible assets were accounted for in accordance with SFAS No. 142 in prior periods (in millions, except per share data):

                                                       2003       2002        2001
                                                     --------   --------    --------
Reported income (loss) before cumulative
 effect of a change in accounting principle          $   74.4   $  (60.3)   $   22.6
Add: Goodwill amortization                                 --         --        10.1
Add: Indefinite-lived trademark
    amortization                                           --         --         1.0
                                                     --------   --------    --------
Adjusted income (loss) before cumulative
 effect of a change in accounting principle              74.4      (60.3)       33.7
Cumulative effect of a change in
 accounting principle, net of taxes                        --      (24.1)         --
                                                     --------   --------    --------
Adjusted net income (loss)                           $   74.4   $  (84.4)   $   33.7
                                                     ========   ========    ========

Net income (loss) per common share:

Basic:
 Reported income (loss) before cumulative
  effect of a change in accounting principle         $   0.99   $  (0.81)   $   0.33
 Add: Goodwill amortization                                --         --        0.15
 Add: Indefinite-lived trademark
  amortization                                             --         --        0.01
                                                     --------   --------    --------
 Adjusted income (loss) before cumulative
  effect of a change in accounting principle             0.99      (0.81)       0.49
 Cumulative effect of a change in
  accounting principle, net of taxes                       --      (0.33)         --
                                                     --------   --------    --------
 Adjusted net income (loss)                          $   0.99   $  (1.14)   $   0.49
                                                     ========   ========    ========

Diluted:
 Reported income (loss) before cumulative
  effect of a change in accounting principle         $   0.98   $  (0.81)   $   0.33
 Add: Goodwill amortization                                --         --        0.15
 Add: Indefinite-lived trademark
    amortization                                           --         --        0.01
                                                     --------   --------    --------
 Adjusted income (loss) before cumulative
  effect of a change in accounting principle             0.98      (0.81)       0.49
 Cumulative effect of a change in
  accounting principle, net of taxes                       --      (0.33)         --
                                                     --------   --------    --------
 Adjusted net income (loss)                          $   0.98   $  (1.14)   $   0.49
                                                     ========   ========    ========

LONG-LIVED ASSETS

      During 2003 and 2002, the Company reviewed its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's consolidated financial statements. Prior to SFAS No. 144, the Company applied the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Under SFAS No. 144, an impairment loss is recognized when the undiscounted future cash flows estimated to be generated by the asset to be held and used are not sufficient to recover the unamortized balance of the asset. An impairment loss would be recognized based on the difference between the carrying values and estimated fair value.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The estimated fair value will be determined based on either the discounted future cash flows or other appropriate fair value methods with the amount of any such deficiency charged to income in the current year. If the asset being tested for recoverability was acquired in a business combination, intangible assets resulting from the acquisition that are related to the asset are included in the assessment. Estimates of future cash flows are based on many factors, including current operating results, expected market trends and competitive influences. The Company also evaluates the amortization periods assigned to its intangible assets to determine whether events or changes in circumstances warrant revised estimates of useful lives. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value, less estimated costs to sell. During 2003, the Company recorded a write-down of property, plant and equipment to net realizable value of $2.0 million in conjunction with assets currently held for sale. The Company recorded a write-down of property, plant and equipment of $11.2 million in 2002 in conjunction with the announced closure of its Coventry, England manufacturing facility (Note 3).

ACCRUED EXPENSES

      Accrued expenses at December 31, 2003 and 2002 consisted of the following (in millions):

                                                            2003       2002
                                                          --------   --------
Reserve for volume discounts and sales incentives         $  104.4   $  103.7
Warranty reserves                                             98.5       83.7
Accrued employee compensation and benefits                    93.1       85.8
Accrued taxes                                                 68.4       47.4
Other                                                        125.8      124.6
                                                          --------   --------
                                                          $  490.2   $  445.2
                                                          ========   ========

WARRANTY RESERVES

      The warranty reserve activity for the years ended December 31, 2003 and 2002 consisted of the following (in millions):

                                                            2003        2002
                                                          --------    --------
Balance at beginning of the year                          $   83.7    $   61.1
Acquisitions                                                    --         1.7
Accruals for warranties issued during the year                76.4        82.8
Settlements made (in cash or in kind) during the year        (72.1)      (66.0)
Foreign currency translation                                  10.5         4.1
                                                          --------    --------
Balance at the end of the year                            $   98.5    $   83.7
                                                          ========    ========

      The Company's agricultural equipment products are generally under warranty against defects in material and workmanship for a period of one to four years. The Company accrues for future warranty costs at the time of sale based on historical warranty experience.

INSURANCE RESERVES

      Under the Company's insurance programs, coverage is obtained for significant liability limits as well as those risks required to be insured by law or contract. It is the policy of the Company to self-insure a portion of certain expected losses related primarily to workers' compensation and comprehensive general, product and vehicle liability. Provisions for losses expected under these programs are recorded based on the Company's estimates of the aggregate liabilities for the claims incurred.

STOCK INCENTIVE PLANS

      The Company accounts for all stock-based compensation awarded under its Non-employee Director Incentive Plan, Long-Term Incentive Plan and Stock Option Plan as prescribed under APB No. 25, "Accounting for Stock Issued to Employees," and also provides the disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Disclosure." APB No. 25 requires no recognition of compensation expense for options granted under the Stock Option Plan as long as certain conditions are met. APB No. 25 requires recognition of compensation expense under the Non-employee Director Incentive Plan and Long-Term Incentive Plan at the time the award is earned. Refer to Note 10 for additional information.

RESEARCH AND DEVELOPMENT EXPENSES

      Research and development expenses are expensed as incurred and are included in engineering expenses in the Consolidated Statements of Operations.

ADVERTISING COSTS

      The Company expenses all advertising costs as incurred. Cooperative advertising costs are normally expensed at the time the revenue is earned. Advertising expenses for the years ended December 31, 2003 and 2002 totaled approximately $26.0 million and $23.5 million, respectively.

SHIPPING AND HANDLING EXPENSES

      All shipping and handling fees charged to customers are included as a component of net sales. Shipping and handling costs are included as a part of cost of goods sold, with the exception of certain handling costs included in selling, general and administrative expenses in the amount of $13.7 million, $12.8 million and $11.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

INTEREST EXPENSE, NET

      Interest expense, net for the years ended December 31, 2003, 2002 and 2001 consisted of the following (in millions):

                              2003        2002        2001
                            --------    --------    --------
Interest expense            $   70.7    $   66.7    $   72.1
Interest income                (10.7)       (9.3)      (12.2)
                            --------    --------    --------
                            $   60.0    $   57.4    $   59.9
                            ========    ========    ========

INCOME TAXES

      The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

NET INCOME (LOSS) PER COMMON SHARE

      Basic earnings (loss) per common share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during each period. Diluted earnings (loss) per share assumes exercise of outstanding stock options and vesting of restricted stock into common stock during the periods outstanding when the effects of such assumptions are dilutive.

      A reconciliation of net income (loss) and the weighted average number of common and common equivalent shares outstanding used to calculate basic and diluted net income (loss) per common share for the years ended December 31, 2003, 2002 and 2001 is as follows (in millions, except per share data):

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                      2003       2002        2001
                                                                    --------   --------    --------
Basic Earnings (Loss) Per Share:

     Weighted average number of
         common shares outstanding                                      75.2       74.2        68.3
                                                                    ========   ========    ========
Income (loss) before cumulative effect of a change in
     accounting principle                                           $   74.4   $  (60.3)   $   22.6
Cumulative effect of a change in accounting principle, net of
     taxes                                                                --      (24.1)         --
                                                                    --------   --------    --------
Net income (loss)                                                   $   74.4   $  (84.4)   $   22.6
                                                                    ========   ========    ========
     Net income (loss) per common share:
         Income (loss) before cumulative effect of a change
           in accounting principle                                  $   0.99   $  (0.81)   $   0.33
         Cumulative effect of a change in accounting
           principle, net of taxes                                        --      (0.33)         --
                                                                    --------   --------    --------
         Net income (loss)                                          $   0.99   $  (1.14)   $   0.33
                                                                    ========   ========    ========

Diluted Earnings (Loss) Per Share:

     Weighted average number of
         common shares outstanding                                      75.2       74.2        68.3
     Shares issued upon assumed vesting of restricted stock              0.1         --         0.1
     Shares issued upon assumed exercise of outstanding
         stock options                                                   0.3         --         0.1
                                                                    --------   --------    --------
     Weighted average number of common and common
         equivalent shares                                              75.6       74.2        68.5
                                                                    ========   ========    ========
Income (loss) before cumulative effect of a change in
     accounting principle                                           $   74.4   $  (60.3)   $   22.6
Cumulative effect of a change in accounting principle, net of
     taxes                                                                --      (24.1)         --
                                                                    --------   --------    --------
Net income (loss)                                                   $   74.4   $  (84.4)   $   22.6
                                                                    ========   ========    ========

     Net income (loss) per common share:
         Income (loss) before cumulative effect of a change
           in accounting principle                                  $   0.98   $  (0.81)   $   0.33
         Cumulative effect of a change in accounting
           principle, net of taxes                                        --      (0.33)         --
                                                                    --------   --------    --------
         Net income (loss)                                          $   0.98   $  (1.14)   $   0.33
                                                                    ========   ========    ========

      Stock options to purchase 0.7 million, 0.6 million, and 2.1 million shares for the years ended December 31, 2003, 2002 and 2001, respectively, were outstanding but not included in the calculation of weighted average of common and common equivalent shares outstanding because the option exercise prices were higher than the average market price of the Company's common stock during the related period. In addition, the diluted loss per share calculation for 2002 excludes the potentially dilutive effect of options to purchase approximately
0.7 million shares of the Company's common stock as the Company incurred a loss and their inclusion would have been anti-dilutive.

COMPREHENSIVE INCOME (LOSS)

      The Company reports comprehensive income (loss), defined as the total of net income (loss) and all other non-owner changes in equity and the components thereof in the Consolidated Statements of Stockholders' Equity. The components of other comprehensive income (loss) and the related tax effects for the years ended December 31, 2003, 2002 and 2001 are as follows (in millions):

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                                   2003
                                                               --------------------------------------------
                                                                Before-tax        Income         After-tax
                                                                  Amount          Taxes           Amount
                                                               ------------    ------------    ------------
Additional minimum pension liability                           $      (50.3)   $       15.8    $      (34.5)
Unrealized loss on derivatives                                         (1.4)            0.6            (0.8)
Unrealized gain on derivatives held by affiliates                       4.5            (1.8)            2.7
Foreign currency translation adjustments                              143.8              --           143.8
                                                               ------------    ------------    ------------
Total other comprehensive income                               $       96.6    $       14.6    $      111.2
                                                               ============    ============    ============

                                                                                   2002
                                                               --------------------------------------------
                                                                Before-tax        Income         After-tax
                                                                  Amount          Taxes           Amount
                                                               ------------    ------------    ------------
Additional minimum pension liability                           $      (83.7)   $       26.9    $      (56.8)
Unrealized gain on derivatives                                          1.5            (0.6)            0.9
Unrealized gain on derivatives held by affiliates                       0.7            (0.3)            0.4
Foreign currency translation adjustments                                2.0              --             2.0
                                                               ------------    ------------    ------------
Total other comprehensive loss                                 $      (79.5)   $       26.0    $      (53.5)
                                                               ============    ============    ============

                                                                                   2001
                                                               --------------------------------------------
                                                                Before-tax        Income         After-tax
                                                                  Amount          Taxes           Amount
                                                               ------------    ------------    ------------
Additional minimum pension liability                           $      (49.0)   $       14.7    $     (34.3)
Unrealized loss on derivatives                                         (0.2)            0.1           (0.1)
Unrealized loss on derivatives held by affiliates                      (9.8)            4.0           (5.8)
Foreign currency translation adjustments                              (77.7)             --          (77.7)
                                                               ------------    ------------    -----------
Total other comprehensive loss                                 $     (136.7)   $       18.8    $    (117.9)
                                                               ============    ============    ===========

FINANCIAL INSTRUMENTS

      The carrying amounts reported in the Company's Consolidated Balance Sheets for "Cash and cash equivalents," "Accounts and notes receivable" and "Accounts payable" approximate fair value due to the immediate or short-term maturity of these financial instruments. The carrying amount of long-term debt under the Company's Revolving Credit Facility (Note 7) approximates fair value based on the borrowing rates currently available to the Company for loans with similar terms and average maturities. At December 31, 2003, the estimated fair values of the Company's 9 1/2% Senior Notes, 8 1/2% Senior Subordinated Notes and 1 3/4% Convertible Notes (Note 7), based on their listed market values, were $272.8 million, $249.1 million and $226.4 million, respectively, compared to their carrying values of $250.0 million, $249.3 million and $201.3 million, respectively. At December 31, 2002, the estimated fair values of the Company's 9 1/2% Senior Notes and 8 1/2% Senior Subordinated Notes, based on their listed market values, were $272.1 million and $250.0 million, respectively, compared to their carrying values of $250.0 million and $249.1 million, respectively.

      The Company enters into foreign exchange forward contracts to hedge the foreign currency exposure of certain receivables, payables and committed purchases and sales. These contracts are for periods consistent with the exposure being hedged and generally have maturities of one year or less. At December 31, 2003 and 2002, the Company had foreign exchange forward contracts outstanding with gross notional amounts of $1,202.9 million and $225.4 million, respectively. The changes in fair value resulted in a gain on the foreign exchange forward contracts at December 31, 2003 and 2002 of $0.6 million and $7.1 million, respectively. These foreign exchange forward contracts do not subject the Company's results of operations to risk due to exchange rate fluctuations because gains and losses on these contracts generally offset gains and losses on the exposure being hedged. The Company does not enter into any foreign exchange forward contracts for speculative trading purposes.

      The notional amounts of foreign exchange forward contracts do not represent amounts exchanged by the parties and therefore are not a measure of the Company's risk. The amounts exchanged are calculated on the basis of the

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

notional amounts and other terms of the contracts. The credit and market risks under these contracts are not considered to be significant.

ACCOUNTING CHANGES

      On January 1, 2002, the Company adopted SFAS No. 142. In accordance with the transition provisions of SFAS NO. 142, the goodwill in each of the Company's segments was tested for impairment as of January 1, 2002 as required by SFAS No.
142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentine and North American reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002.

      In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this standard in 2003 had no impact on the Company's current results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 eliminates the requirement under SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30. Upon adoption of SFAS No. 145, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented that does not meet the criteria of APB Opinion No. 30 for such classification should be reclassified to conform with the provisions of SFAS No. 145. SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The new standard required the Company to reclassify the extraordinary loss recorded in 2001 to interest expense, net which resulted in a reduction in income before cumulative effect of a change in accounting principle of $0.8 million, or $0.01 per share but had no impact on net income or stockholders' equity. The consolidated statements of operations reflect the adoption of this standard.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in the Issue was recognized at the date of an entity's commitment to an exit plan. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF Issue No. 94-3, and also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for all exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not impact the Company's restructuring plans related to the closure of the Coventry, England manufacturing facility. The DeKalb, Illinois closure was accounted for under the requirements of this standard.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN 45"). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective after December 15, 2002 and are included in Note 12. The adoption of FIN 45 did not have a material impact on the results of operations or financial position of the Company.

      In January 2003, the FASB issued FIN 46, as revised in December 2003, which addresses the consolidation by business enterprises of variable interest entities, to which the usual condition of consolidating a controlling financial interest does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 must be applied no later than the first interim period ending after March 15, 2004; however, all public companies must apply the unmodified provisions of FIN 46 to entities considered "special purpose entities" by the end of the first reporting period ending after December 15, 2003. The Company analyzed the provisions of FIN 46 as they relate to its current securitization facilities and special purpose entity related to these facilities, and concluded that that it did not believe the special purpose entity or its securitization facilities are impacted by this interpretation. In addition, the Company analyzed the provisions of FIN 46 as they relate to the accounting for its investments in joint ventures and determined that it is the primary beneficiary of one of its joint ventures, GIMA. GIMA was established in 1994 between the Company and Renault Agriculture S.A. ("Renault") to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a 50% ownership in the joint venture. On July 1, 2003, the Company began consolidating the accounts of GIMA. Historically, the Company accounted for its investment in GIMA under the equity method. The consolidation of GIMA did not have a material impact on the results of operations or financial position of the Company.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement amends Statement No. 133 for decisions made as part of the Derivatives Implementation Group process, in connection with other Board projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. The adoption of this standard in 2003 had no impact on the Company's current results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, the Company's third quarter of fiscal 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The adoption of this standard in 2003 had no impact on the Company's current results of operations or financial position.

2.    ACQUISITIONS

      On November 7, 2002, the Company completed the acquisition of Sunflower Manufacturing Co., Inc. ("Sunflower"), a former product line of SPX Corporation. Sunflower is a leading producer of tillage, seeding and specialty harvesting equipment, serving the North American market and is located in Beloit, Kansas. The purchase price was approximately $48.0 million and was funded through borrowings under the Company's revolving credit facility. The acquired assets and liabilities consist primarily of inventories, accounts receivables, property, plant and

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

equipment, technology, tradenames and patents. The results of operations for the Sunflower acquisition are included in the Company's Consolidated Financial Statements as of and from the date of acquisition. The Company recorded approximately $3.1 million of goodwill and approximately $8.7 million of tradenames, patents and other identifiable intangible assets associated with the acquisition of Sunflower. The tradenames, patents and other identifiable intangible assets are being amortized over a period from 12 to 30 years. The Sunflower acquisition was accounted for in accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date.

      On March 5, 2002, the Company completed its agreement with Caterpillar Inc. ("Caterpillar") to acquire the design, assembly and marketing of the new MT Series of Caterpillar's Challenger tractor line. The Company issued approximately 1.0 million shares of common stock in the transaction valued at approximately $21.3 million based on the closing price of the Company's common stock on the acquisition date. During July 2002, the Company received approximately $0.9 million from Caterpillar pursuant to the terms of the purchase agreement, whereby any proceeds Caterpillar received upon the sale of the Company's stock above $21.0 million would be refunded to the Company. In addition, the Company purchased approximately $13.6 million of initial production inventory from Caterpillar in connection with a supply agreement with Caterpillar. The results of operations for this product line have been included in the Company's results as of and from the date of the acquisition. The acquired assets consisted primarily of inventories and property, plant and equipment. There were no accounts receivable acquired or liabilities assumed in the transaction since all rights and obligations relating to past sales of the prior series of the Challenger product line remained with Caterpillar. The Challenger acquisition was accounted for in accordance with SFAS No. 141, and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date. Since the estimated fair value of the assets acquired was in excess of the purchase price, no goodwill was recorded in connection with the acquisition.

      On April 16, 2001, the Company completed the acquisition of Ag-Chem Equipment Co., Inc. ("Ag-Chem"), a manufacturer and distributor of self-propelled sprayers. The Company paid Ag-Chem shareholders approximately $247.2 million consisting of approximately 11.8 million AGCO common shares and $147.5 million of cash. The funding of the cash component of the purchase price was made through borrowings under the Company's revolving credit facility. The acquired assets and liabilities primarily consisted of technology, trademarks, tradenames, accounts receivables, inventories, property, plant and equipment, accounts payable and accrued liabilities. The results of operations for the Ag-Chem acquisition are included in the Company's Consolidated Financial Statements as of and from the date of acquisition. The Company recorded approximately $145.2 million of goodwill and $27.2 million of trademarks and other identifiable intangible assets associated with the acquisition of Ag-Chem. The trademarks and other identifiable intangible assets are being amortized over periods ranging from 8 to 30 years.

      The Ag-Chem acquisition was accounted for as a purchase in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values as of the acquisition date. In connection with the acquisition of Ag-Chem, the Company established $3.1 million in liabilities primarily related to severance, employee relocation and other costs associated with the planned closure of Ag-Chem's Benson, Minnesota manufacturing facility, Minnetonka, Minnesota administrative office and 15 parts and service facilities.

      During the first quarter of 2002, all costs in connection with the liabilities established had been incurred. Accordingly, the Company adjusted its purchase price allocation to reflect a reduction in these established liabilities by $0.4 million. In addition, the Company finalized its purchase price allocation resulting in a net total goodwill adjustment of approximately $3.6 million. The adjustment primarily related to the reflection of final appraised values of property, plant and equipment acquired and the establishment of certain liabilities related to outstanding litigation and warranty obligations.

      In connection with the acquisition of Xaver Fendt GmbH in 1997, the Company established liabilities of $7.1 million primarily related to severance and other costs associated with the planned closure of certain sales and marketing offices and parts distribution operations. Approximately $3.1 million of the reserves originally established remained at December 31, 2001. During the second quarter of 2002, the Company reversed to goodwill approximately $2.2 million of restructuring reserves determined not to be required. During 2002, $0.8 million of

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

costs were incurred which resulted in a remaining $0.1 million of reserves at December 31, 2002. This amount was reversed to goodwill during the fourth quarter of 2003, as it was determined not to be required.

      The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 2002 and 2001 as if the Ag-Chem, Challenger and Sunflower acquisitions had occurred at the beginning of 2001. The unaudited pro forma information has been prepared for comparative purposes only and does not purport to represent what the results of operations of the Company would actually have been had the transactions occurred on the dates indicated or what the results of operations may be in any future period.

                                                      Years Ended December 31,
                                                ------------------------------------
                                                      2002               2001
                                                ---------------    -----------------
                                                (in millions, except per share data)
Net sales                                       $      2,962.5     $        2,765.6
Loss before cumulative effect of a change in
  accounting principle                                   (57.2)               (33.9)
Net loss                                                 (81.3)               (33.9)
Net loss per common share - basic               $        (1.08)    $          (0.47)
Net loss per common share - diluted             $        (1.08)    $          (0.47)

3. RESTRUCTURING AND OTHER INFREQUENT EXPENSES

      The Company recorded restructuring and other infrequent expenses of $27.6 million, $42.7 million and $13.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. The 2003 expense consisted of $12.0 million associated with the closure of the Company's tractor manufacturing facility in Coventry, England, $12.4 million associated with litigation regarding its U.K. pension plan, $2.5 million associated with the closure of the Company's tractor manufacturing facility in DeKalb, Illinois, $1.2 million associated with various functional rationalizations initiated during 2002 and 2003 and a $1.5 million write-down of real estate associated with the closed Ag-Chem Willmar, Minnesota facility, offset by a $2.0 million gain related to the sale of machinery and equipment at auction from the Coventry facility. The 2002 expense consisted of $40.2 million associated with the closure of the Company's tractor manufacturing facility in Coventry, England and $3.5 million primarily associated with various functional rationalizations, offset by a $1.0 million net gain related to the sale of two closed manufacturing facilities. The 2001 expense consisted of $8.5 million associated with the integration of the Ag-Chem acquisition and $4.5 million associated with manufacturing facility rationalizations commenced in prior years.

   DEKALB RATIONALIZATION

      In March 2003, the Company announced the closure of the Challenger track tractor facility located in DeKalb, Illinois and the relocation of production to its facility in Jackson, Minnesota. Production at the DeKalb facility ceased in May 2003 and was relocated and resumed in the Minnesota facility in June 2003. In connection with the restructuring plan, the Company recorded approximately $2.5 million of restructuring and other infrequent expenses during 2003. The components of the restructuring expenses are summarized in the following table:

                                  Write-down                                      Facility
                                     of                                          Relocation
                                  Property,                       Employee          and           Facility
                                  Plant and       Employee        Retention      Transition       Closure
                                  Equipment       Severance       Payments         Costs           Costs            Total
                                 ------------   ------------    ------------    ------------    ------------    ------------
2003 provision                   $        0.5   $        0.5    $        0.2    $        0.8    $        0.5    $        2.5
  Less: Non-cash expense                  0.5             --              --              --              --             0.5
                                 ------------   ------------    ------------    ------------    ------------    ------------
        Cash expense                       --            0.5             0.2             0.8             0.5             2.0
2003 cash activity                         --           (0.5)           (0.2)           (0.8)           (0.5)           (2.0)
                                 ------------   ------------    ------------    ------------    ------------    ------------
Balances as of December 31,
  2003                           $         --   $         --    $         --    $         --    $         --    $         --
                                 ============   ============    ============    ============    ============    ============

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      The write-down of property, plant and equipment represents the impairment of real estate resulting from the facility closure and based upon the estimated fair value of the assets compared to their carrying value. The estimated fair value of the real estate was determined based on current conditions in the market. The severance costs relate to the termination of 134 employees, following the completion of production at the DeKalb facility. As of December 31, 2003, all employees have been terminated. The employee retention payments relate to incentives paid to DeKalb employees who remained employed until certain future termination dates and were accrued over the term of the retention period. The severance costs were also accrued over the term of the retention period, as employees were entitled to severance payments only if they remained in service through their scheduled termination dates. Certain employees relocated to the Jackson, Minnesota facility, and costs associated with relocation were expensed as incurred. A portion of the machinery and equipment and all tooling located at DeKalb were relocated to the Jackson, Minnesota facility during the second quarter of 2003. The remaining portion of machinery and equipment was disposed of or will be sold. The buildings, land and improvements are being marketed for sale.

      COVENTRY RATIONALIZATION

      During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company's Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

                                  Write-down
                                      of
                                   Property,                      Employee        Facility
                                   Plant and      Employee       Retention        Closure
                                   Equipment      Severance       Payments         Costs            Total
                                 ------------   ------------    ------------    ------------    ------------
2002 provision                   $       11.2   $        8.3    $       18.3    $        2.4    $       40.2
   Less: Non-cash expense                11.2             --              --              --            11.2
                                 ------------   ------------    ------------    ------------    ------------
         Cash expense                      --            8.3            18.3             2.4            29.0
2002 cash activity                         --           (0.1)           (0.3)           (0.3)           (0.7)
                                 ------------   ------------    ------------    ------------    ------------
Balances as of December 31,
  2002                                     --            8.2            18.0             2.1            28.3
                                 ------------   ------------    ------------    ------------    ------------
2003 provision                             --             --            10.2             1.8            12.0
2003 cash activity                         --           (8.9)          (26.7)           (2.5)          (38.1)
Foreign currency translation               --            1.2             0.5             0.2             1.9
                                 ------------   ------------    ------------    ------------    ------------
Balances as of
   December 31, 2003             $         --   $        0.5    $        2.0    $        1.6    $        4.1
                                 ============   ============    ============    ============    ============

      The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of after production ceases and the buildings, land and improvements are being marketed for sale. The severance costs relate to the termination of 1,054 employees. As of December 31, 2003, 1,024 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease terminations and other facility exit costs. During the fourth quarter of 2003, the Company sold machinery and equipment at auction and as a result of those sales, recognized a net gain of approximately $2.0 million. This gain has been reflected in "Restructuring and other infrequent expenses" in the Company's Consolidated Statements of Operations. The $4.1 million of restructuring costs accrued at December 31, 2003 are expected to be incurred during 2004. On January 30, 2004, the Company sold the land, buildings and improvements of the Coventry facility (Note 16).

      In October 2002, the Company applied to the High Court in London, England, for clarification of a provision in its U.K. pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of the Company's Coventry facility, should be reduced to compensate for the

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

fact that the pension payments begin prior to a normal retirement age of 65. In December 2002, the High Court ruled against the Company's position that reduced pension payments are payable in the context of early retirements or terminations. The Company appealed the High Court's ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The Court of Appeal ruling is subject to further appeal. The representatives of the beneficiaries of the pension plan have sought the right to appeal to the House of Lords and the House of Lords has yet to conclude on the matter.

      As a result of the court's ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore the Company recorded a charge in the second quarter of 2003, included in "Restructuring and other infrequent expenses", of approximately $12.4 million to reflect its current estimate of the additional pension liability associated with previous early retirement programs. In the event that the Court of Appeal ruling is successfully challenged, the Company may incur an additional pension liability within the range of approximately $40.0 million to $50.0 million. The timing of the Company's obligation to fund cash into the pension plan with respect to this increased liability, as well as the Company's existing liabilities, depends on many factors including the overall funded status of the plan and the investment returns of the plan's assets and is the subject of ongoing negotiations with representatives of the beneficiaries of the pension plan.

      2002 AND 2003 FUNCTIONAL RATIONALIZATIONS

      During 2002, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses of $3.4 million. The expenses primarily related to severance costs and certain lease terminations and other exit costs associated with the rationalization of the Company's European engineering and marketing personnel, certain components of the Company's German manufacturing facilities located in Kempten and Marktoberdorf, Germany and the restructuring of the Company's North American information systems function. During the year ended December 31, 2003, the Company recorded an additional $1.2 million of restructuring and other infrequent expenses associated with the rationalization initiatives in Germany as well as a European combine engineering rationalization that was initiated during 2003. A total of $3.6 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 180 employees in total. At December 31, 2003, a total of approximately $3.8 million of expenses had been incurred and paid. The remaining accrued balance of $0.8 million as of December 31, 2003 is expected to be incurred during 2004.

      AG-CHEM ACQUISITION INTEGRATION

      In 2001, the Company announced its plans to rationalize certain facilities as part of the Ag-Chem acquisition integration. The Company consolidated AGCO's Willmar, Minnesota manufacturing facility and Ag-Chem's Benson, Minnesota manufacturing facility into Ag-Chem's Jackson, Minnesota manufacturing plant. In addition, the Company closed Ag-Chem's Minnetonka, Minnesota administrative offices and relocated all functions to the Jackson facility. The Company also closed fifteen parts and service facilities and integrated parts warehousing and logistics into AGCO's North American parts distribution system.

      All employees identified in the restructuring plan had been terminated as of the end of the first quarter of 2002. Employee retention payments related to incentives paid to Ag-Chem and AGCO employees who remained employed until certain future termination dates were accrued over the term of the retention period. The Company incurred facility closure costs, which included employee relocation costs and other exit costs at the Company's Willmar location after operations ceased. The facility relocation and transition costs were expensed as incurred and represented costs to relocate inventory and machinery and costs to integrate operations into the remaining facilities. There were no remaining costs accrued related to these rationalizations as of December 31, 2002 and there were no costs incurred related to this rationalization during 2003. The components of the restructuring expenses are summarized in the following table (in millions):

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                  Write-down                                                      Facility
                                      of                                                         Relocation
                                  Property,                       Employee        Facility          and
                                  Plant and       Employee       Retention        Closure        Transition
                                  Equipment       Severance       Payments         Costs           Costs            Total
                                 ------------   ------------    ------------    ------------    ------------    ------------
2001 Provision                   $        0.4   $        1.3    $        1.4    $        0.8    $        4.6    $        8.5
   Less: Non-cash expense                 0.4             --              --              --              --             0.4
                                 ------------   ------------    ------------    ------------    ------------    ------------
         Cash expense                      --            1.3             1.4             0.8             4.6             8.1
2001 cash activity                         --           (0.7)           (1.2)           (0.7)           (4.6)           (7.2)
                                 ------------   ------------    ------------    ------------    ------------    ------------
Balances as of December 31,
  2001                                     --            0.6             0.2             0.1              --             0.9
2002 Provision                             --            0.2              --              --             0.1             0.3
Reversal of 2001 Provision                 --             --            (0.2)             --              --            (0.2)
2002 cash activity                         --           (0.8)             --            (0.1)           (0.1)           (1.0)
                                 ------------   ------------    ------------    ------------    ------------    ------------
Balances as of December 31,
  2002                           $         --   $         --    $         --    $         --    $         --    $         --
                                 ============   ============    ============    ============    ============    ============

      After production ceased at the Willmar facility and manufacturing had been consolidated into Jackson, Minnesota, the Company began marketing the Willmar facility and real estate for sale, along with the other closed facilities. The Benson and Minnetonka facilities and several of the parts and service facilities were sold during 2001 and 2002. During the fourth quarter of 2003, the Company wrote down the carrying value of the real estate of the Willmar facility to its estimated fair value. The estimated fair value of the real estate was determined based on current conditions in the market. The write-down of the real estate of approximately $1.5 million was reflected in "Restructuring and other infrequent expenses" in the Company's Condensed Consolidated Statements of Operations.

   1999 THROUGH 2001 MANUFACTURING FACILITY RATIONALIZATIONS

      In 2000, the Company permanently closed its combine manufacturing facility in Independence, Missouri and its Lockney, Texas and Noetinger, Argentina implement manufacturing facilities. In 1999, the Company permanently closed its Coldwater, Ohio manufacturing facility. The majority of production in these facilities has been relocated to existing facilities or outsourced to third parties. The Company expensed approximately $4.5 million and $24.9 million associated with these rationalizations during 2001 and 2000, respectively, and had $1.0 million of costs accrued related to these rationalizations as of December 31, 2001. The Company did not record any additional restructuring and other infrequent expenses in 2002 or 2003 related to these closures. The Company incurred and paid approximately $0.5 million of expenses in each of the years ending December 31, 2003 and 2002, respectively. There are no remaining costs accrued related to these rationalizations as of December 31, 2003.

      In addition, during 2002, the Company sold its closed manufacturing facilities in Independence, Missouri and Coldwater, Ohio. A net gain on the sale of these two facilities of $1.0 million was reflected in "Restructuring and other infrequent expenses" in the Company's Consolidated Statements of Operations.

4. ACCOUNTS RECEIVABLE SECURITIZATION

      At December 31, 2003 and 2002, the Company has accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $448.5 million and $424.9 million, respectively. Under these facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. The Company completed the U.S. securitization facility in 2000 and completed the Canadian and European securitization facilities in 2001. Outstanding funding under these facilities totaled approximately $448.4 million at December 31, 2003 and $423.9 million at December 31, 2002. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount.

      Losses on sales of receivables primarily from securitization facilities were $14.6 million in 2003, $14.8 million in 2002 and $23.5 million in 2001. The amount for 2001 includes $4.0 million of losses and transaction fees associated with the initial closing and funding of the Canadian and European facilities. The losses are determined by calculating the estimated present value of receivables sold compared to their carrying amount. The present value is based on historical collection experience and a discount rate representing the spread over LIBOR as prescribed

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

under the terms of the agreements. Other information related to these facilities and assumptions used in loss calculations are summarized below (dollar amounts in millions):

                                        U.S.                    Canada                   Europe                   Total
                                 -----------------        -----------------       ------------------        -----------------
                                 2003         2002        2003         2002       2003          2002        2003         2002
                                 ----         ----        ----         ----       ----          ----        ----         ----
Unpaid balance of receivables
  sold at December 31           $307.6      $311.9       $ 95.9      $ 78.2       $160.9      $133.1       $564.4      $523.2
Retained interest in
  receivables sold              $ 57.6      $ 61.9       $ 35.9      $ 18.2       $ 22.5      $ 19.2       $116.0      $ 99.3
Credit losses on receivables
  sold                          $  1.6      $  1.2       $   --      $   --       $   --      $   --       $  1.6      $  1.2
Average liquidation period
  (months)                         6.3         5.9          6.3         5.9          2.9         2.4
Discount rate                      1.8%        2.4%         3.6%        3.1%         3.2%        4.2%

         The Company continues to service the sold receivables and maintains a retained interest in the receivables. The Company received approximately $5.7 million in servicing fees in 2003 and 2002 and $4.3 million in 2001. No servicing asset or liability has been recorded since the estimated fair value of the servicing of the receivables approximates the servicing income. The retained interest in the receivables sold is included in the caption "Accounts and notes receivable, net" in the accompanying Consolidated Balance Sheets. The Company's risk of loss under the securitization facilities is limited to a portion of the unfunded balance of receivables sold which is approximately 15% of the funded amount. The Company maintains reserves for the portion of the residual interest it estimates is uncollectible. At December 31, 2003 and 2002, approximately $5.2 million and $3.3 million, respectively, of the unpaid balance of receivables sold was past due 60 days or more. The fair value of the retained interest is approximately $113.6 million and $97.3 million, respectively, compared to the carrying amount of $115.9 million and $99.3 million, respectively, at December 31, 2003 and 2002, and is based on the present value of the receivables calculated in a method consistent with the losses on sales of receivables discussed above. Assuming a 10% and 20% increase in the average liquidation period, the fair value of the residual interest would decline by $0.2 million and $0.4 million, respectively. Assuming a 10% and 20% increase in the discount rate assumed the fair value of the residual interest would decline by $0.2 million and $0.4 million, respectively. For 2003, the Company received approximately $1,047.8 million from sales of receivables and $5.7 million for servicing fees. For 2002, the Company received $919.5 million from sales of receivables and $5.7 million for servicing fees. For 2001, the Company received approximately $879.2 million from sales of receivables and $4.3 million for servicing fees.

5. INVESTMENTS IN AFFILIATES

         Investments in affiliates as of December 31, 2003 and 2002 were as follows (in millions):

                                                                    2003               2002
                                                                  --------           --------
Retail finance joint ventures                                     $   79.9           $   64.7
Manufacturing joint venture                                            2.2                4.9
Other joint ventures                                                   9.5                8.9
                                                                  --------           --------
                                                                  $   91.6           $   78.5
                                                                  ========           ========

         The manufacturing joint venture as of December 31, 2003 consisted of a joint venture with an unrelated manufacturer to produce engines in South America. The other joint ventures represent minority investments in farm equipment manufacturers and licensees.

         The Company's equity in net earnings of affiliates for the years ended December 31, 2003, 2002 and 2001 were as follows (in millions):

                                                                    2003              2002               2001
                                                                 ---------          ---------         ---------
Retail finance joint ventures                                    $    14.6          $    12.7         $    10.1
Other joint ventures                                                   2.8                1.0               0.5
                                                                 ---------          ---------         ---------
                                                                 $    17.4          $    13.7         $    10.6
                                                                 =========          =========         =========

         The manufacturing joint venture of the Company primarily sells its products to the joint venture partners at prices which result in operating at or near breakeven on an annual basis.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         Summarized combined financial information of the Company's retail finance joint ventures as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 were as follows (in millions):

                                                                       As of December 31,
                                                                 ----------------------------
                                                                   2003                2002
                                                                 --------           ---------
Total assets                                                     $1,894.0           $ 1,539.0
Total liabilities                                                 1,720.3             1,400.6
Partners' equity                                                    173.7               138.4

                                                                         For the Years Ended December 31,
                                                                 ----------------------------------------------
                                                                    2003               2002              2001
                                                                 ---------           --------         ---------
Revenues                                                         $   156.0           $  140.9         $   138.1
Costs                                                                102.8               98.6             104.5
                                                                 ---------           --------         ---------
Income before income taxes                                       $    53.2           $   42.3         $    33.6
                                                                 =========           ========         =========

         The majority of the assets of the Company's retail finance joint ventures represent finance receivables. The majority of the liabilities represent notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates are obligated to provide financing to the joint venture companies. AGCO does not guarantee the obligations of the retail finance joint ventures.

6. INCOME TAXES

         The sources of income before income taxes, equity in net earnings of affiliates and cumulative effect of a change in accounting principle were as follows for the years ended December 31, 2003, 2002 and 2001 (in millions):

                                                                    2003               2002              2001
                                                                 ---------          ---------         ---------
United States                                                    $   (28.4)         $   (98.7)        $  (105.9)
Foreign                                                              126.7              124.5             119.3
                                                                 ---------          ---------         ---------
Income before income taxes, equity in net earnings
     of affiliates and the cumulative effect of a
     change in accounting principle                              $    98.3          $    25.8         $    13.4
                                                                 =========          =========         =========

         The provision for income taxes by location of the taxing jurisdiction for the years ended December 31, 2003, 2002 and 2001 consisted of the following (in millions):

                                                                   2003                 2002              2001
                                                                ----------            -------           -------
Current:
     United States:
         Federal                                                $     (3.9)           $    --           $    --
         State                                                          --                 --                --
     Foreign                                                          57.5               51.4              34.7
                                                                ----------            -------           -------
                                                                      53.6               51.4              34.7
Deferred:
     United States:
         Federal                                                        --               43.3             (34.3)
         State                                                          --                9.5              (4.1)
     Foreign                                                         (12.3)              (4.4)              5.1
                                                                ----------            -------           -------
                                                                     (12.3)              48.4             (33.3)
                                                                ----------            -------           -------
                                                                $     41.3            $  99.8           $   1.4
                                                                ==========            =======           =======

         At December 31, 2003, the Company had approximately $929.6 million of undistributed earnings of the Company's foreign subsidiaries. These earnings are considered to be indefinitely invested, and accordingly, no United States federal or state income taxes have been provided on these earnings. Determination of the amount of

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

unrecognized deferred taxes on these earnings is not practical, however, unrecognized foreign tax credits would be available to reduce a portion of the tax liability.

         A reconciliation of income taxes computed at the United States federal statutory income tax rate (35%) to the provision for income taxes reflected in the Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001 is as follows (in millions):

                                                                    2003               2002              2001
                                                                 ---------          ---------         ---------
Provision for income taxes at United States
  federal statutory rate of 35%                                  $    34.4          $     9.0         $     4.7
State and local income taxes, net of federal income tax
  benefit                                                             (1.1)              (3.8)             (4.1)
Taxes on foreign income which differ from the United
  States statutory rate                                                0.7                4.3              (2.5)
Adjustment to valuation allowance                                      6.7               90.0               2.8
Other                                                                  0.6                0.3               0.5
                                                                 ---------          ---------         ---------
                                                                 $    41.3          $    99.8         $     1.4
                                                                 =========          =========         =========

     The significant components of the deferred tax assets and liabilities at December 31, 2003 and 2002 were as follows (in millions):

                                                                     2003              2002
                                                                 ---------          ---------
Deferred Tax Assets:
     Net operating loss carryforwards                            $   211.7          $   164.2
     Sales incentive discounts                                        36.4               35.6
     Inventory valuation reserves                                     14.2               17.4
     Pensions and postretirement health care benefits                 61.3               27.1
     Other                                                           114.7               82.5
                                                                 ---------          ---------
         Total gross deferred tax assets                             438.3              326.8
     Valuation allowance                                            (141.7)            (126.2)
                                                                 ---------          ---------
         Net deferred tax assets                                     296.6              200.6
                                                                 ---------          ---------

Deferred Tax Liabilities:
     Tax over book depreciation                                       54.1               42.7
     Tax over book amortization of goodwill                           20.8               16.1
     Other                                                            27.4                1.0
                                                                 ---------          ---------
         Total deferred tax liabilities                              102.3               59.8
                                                                 ---------          ---------
         Net deferred tax assets                                 $   194.3          $   140.8
                                                                 =========          =========

Amounts recognized in Consolidated Balance Sheets:
     Other current assets                                        $   128.3          $   105.4
     Other assets                                                    147.5              102.2
     Other current liabilities                                        (7.5)              (2.1)
     Other noncurrent liabilities                                    (74.0)             (64.7)
                                                                 ---------          ---------
                                                                 $   194.3          $   140.8
                                                                 =========          =========

         The Company has recorded a net deferred tax asset of $194.3 million and $140.8 million as of December 31, 2003 and 2002, respectively. As reflected in the preceding table, the Company established a valuation allowance of $141.7 million and $126.2 million as of December 31, 2003 and 2002, respectively.

         The change in the valuation allowance for the years ended December 31, 2003, 2002 and 2001 was an increase of $15.5 million, an increase of $73.5 million, and a decrease of $19.1 million, respectively. In accordance with SFAS No. 109, the Company assessed the likelihood that its deferred tax assets would be recovered from future taxable income and determined that the appropriate adjustment has been made to the Company's valuation

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

allowance. In making this assessment, all available evidence was considered including the current economic climate as well as reasonable tax planning strategies. The Company believes it is more likely than not that the Company will realize the remaining deferred tax assets, net of the valuation allowance, in future years.

         The Company has net operating loss carryforwards of $545.4 million as of December 31, 2003, with expiration dates as follows: 2004 - $3.6 million, 2005 - $4.9 million, 2006 - $8.3 million, 2007 - $34.1 million, 2008 - $3.3 million and thereafter or unlimited - $491.2 million. These net operating loss carryforwards include U.S. net loss carryforwards of $315.4 million and foreign net operating loss carryforwards of $230.0 million. The Company paid income taxes of $78.5 million, $41.5 million, and $26.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

7. LONG-TERM DEBT

         Long-term debt consisted of the following at December 31, 2003 and 2002 (in millions):

                                                                    2003               2002
                                                                 ---------          ---------
Revolving credit facility                                        $      --          $   126.9
9-1/2% Senior notes due 2008                                         250.0              250.0
8-1/2% Senior subordinated notes due 2006                            249.3              249.1
1-3/4% Convertible senior subordinated notes due 2033                201.3                 --
Other long-term debt                                                  10.5               10.9
                                                                 ---------          ---------
                                                                 $   711.1          $   636.9
                                                                 =========          =========

         On December 23, 2003, the Company issued $201.3 million of 1-3/4% convertible senior subordinated notes due 2033 under a private placement offering. The convertible senior subordinated notes are unsecured obligations and are convertible into shares of the Company's common stock upon satisfaction of certain conditions, as discussed below. Interest is payable on the notes at 1-3/4% per annum, payable semi-annually in arrears in cash on June 30 and December 31 of each year, beginning June 30, 2004.

         The convertible senior subordinated notes are convertible into shares of the Company's common stock at an effective price of $22.36 per share, subject to adjustment. Holders of the notes may convert the notes into shares of the Company's common stock at a conversion rate of 44.7193 shares per $1,000 principal amount of notes, subject to adjustment, before close of business on December 31, 2033, only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2004, if the closing sales price of the Company's common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after a five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of the Company's common stock and the conversion rate; (3) if the notes have been called for redemption; or (4) upon the occurrence of certain corporate transactions, as defined. Beginning January 1, 2011, the Company may redeem any of the notes at a redemption price of 100% of their principal amount, plus accrued interest. Holders of the notes may require the Company to repurchase the notes at a repurchase price of 100% of their principal amount, plus accrued interest on December 31, 2010, 2013, 2018, 2023 and 2028.

         On April 17, 2001, the Company issued $250.0 million of 9-1/2% Senior Notes due 2008 (the "Senior Notes"). The Senior Notes are unsecured obligations of the Company and are redeemable at the option of the Company, in whole or in part, commencing May 1, 2005 initially at 104.75% of their principal amount, plus accrued interest, declining to 100% of their principal amount plus accrued interest on or after May 1, 2007. The indenture governing the Senior Notes requires the Company to offer to repurchase the Senior Notes at 101% of their principal amount, plus accrued interest to the date of the repurchase in the event of a change in control. The indenture also contains certain covenants that, among other things, limit the Company's ability (and that of its restricted subsidiaries) to incur additional indebtedness; make restricted payments (including dividends and share repurchases); make investments; guarantee indebtedness; create liens; and sell assets. The proceeds were used to repay borrowings outstanding under the Company's existing revolving credit facility and support the financing of the Ag-Chem acquisition.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         On April 17, 2001, the Company entered into a $350.0 million multi-currency revolving credit facility with Rabobank that will mature October 2005. The facility is secured by a majority of the Company's U.S., Canadian and U.K. based assets and a pledge of a portion of the stock of the Company's domestic and material foreign subsidiaries. Interest accrues on borrowings outstanding under the facility, at the Company's option, at either (1) LIBOR plus a margin based on a ratio of the Company's senior debt to EBITDA, as adjusted, or (2) the higher of the administrative agent's base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.625% and 1.5% based on the Company's senior debt ratio. The weighted average interest rate during 2003 was 4.1%. The facility contains covenants, including, among others, covenants restricting the incurrence of indebtedness and the making of restrictive payments, including dividends. In addition, the Company must fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility. On July 16, 2003, the Company amended its revolving credit facility to adjust the total debt to EBITDA and senior debt to EBITDA financial covenants for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003 and to eliminate the impact of any unfavorable judgments associated with the current pension litigation in the United Kingdom from the consolidated tangible net worth covenant calculation. As of December 31, 2003, the Company had no outstanding borrowings and availability to borrow $342.5 million under the revolving credit facility. At December 31, 2002, the Company had borrowings of $126.9 million and availability to borrow $217.6 million under the revolving credit facility. $19.1 million of the outstanding borrowings as of December 31, 2002 were payable in Canadian dollars. The Company replaced its credit facility subsequent to December 31, 2003 (Note 16).

         In 1996, the Company issued $250.0 million of 8-1/2% Senior Subordinated Notes due 2006 (the "Notes") at 99.139% of their principal amount. The Notes are unsecured obligations of the Company and are redeemable at the option of the Company, in whole or in part, at any time at 100% of their principal amount, plus accrued interest. The indenture governing the senior subordinated notes requires the Company to offer to repurchase the senior subordinated notes at 101% of their principal amount, plus accrued interest to the date of the repurchase, in the event of a change in control. The Notes include certain covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends. In March 2001, the Company was issued a notice of default by the trustee of the Notes regarding the violation of a covenant restricting the payment of dividends during periods in 1999, 2000 and 2001 when an interest coverage ratio was not met. During those periods, the Company paid approximately $4.8 million in dividends based upon its interpretation that it did not need to meet the interest coverage ratio but, instead, an alternative total debt test. The Company subsequently received sufficient waivers from the holders of the Notes for any violations of the covenant that might have resulted from the dividend payments. In connection with the solicitation of waivers, the Company incurred costs of approximately $2.6 million, which were expensed in the first quarter of 2001. The Company may pay dividends when the interest coverage ratio in the indenture is met.

         At December 31, 2003, the aggregate scheduled maturities of long-term debt are as follows (in millions):

2005                                                                                $     2.0
2006                                                                                    251.2
2007                                                                                      1.5
2008                                                                                    250.8
2009                                                                                      0.8
Thereafter                                                                              204.8
                                                                                    ---------
                                                                                    $   711.1
                                                                                    =========

         Cash payments for interest were $75.3 million, $64.1 million and $65.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

         The Company has arrangements with various banks to issue standby letters of credit or similar instruments, which guarantee the Company's obligations for the purchase or sale of certain inventories and for potential claims exposure for insurance coverage. At December 31, 2003, outstanding letters of credit issued under the revolving credit facility totaled $7.5 million.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

8. EMPLOYEE BENEFIT PLANS

         The Company has defined benefit pension plans covering certain employees principally in the United States, the United Kingdom and Germany. The Company also provides certain postretirement health care and life insurance benefits for certain employees principally in the United States.

         Net annual pension and postretirement cost and the measurement assumptions for the plans for the years ended December 31, 2003, 2002 and 2001 are set forth below (in millions):

                                                                    2003              2002              2001
                                                                 ---------          ---------         ---------
Pension benefits

Service cost                                                     $     6.6          $     6.8         $     7.8
Interest cost                                                         31.3               27.5              26.7
Expected return on plan assets                                       (29.3)             (30.5)            (29.0)
Amortization of net actuarial loss                                     9.7                3.5               0.1
Special termination benefits                                          12.4                 --                --
                                                                 ---------          ---------         ---------
Net annual pension cost                                          $    30.7          $     7.3         $     5.6
                                                                 =========          =========         =========

         The weighted average assumptions used to determine the net annual benefit costs for the Company's pension plans for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                                                    2003               2002              2001
                                                                 ---------          ---------         ---------
All Plans:
Weighted average discount rate                                         5.8%               6.4%              6.4%
Weighted average expected long-term rate of return
     on plan assets                                                    7.1%               7.1%              7.6%
Rate of increase in future compensation                            3.0-5.0%           3.0-5.0%          4.0-5.0%

U.S. - based plans:
Weighted average discount rate                                        6.75%               7.5%              7.5%
Weighted average expected long-term rate of
     return on plan assets                                             8.0%               8.0%              8.0%
Rate of increase in future compensation                                N/A                N/A               N/A

                                                                    2003               2002              2001
                                                                 ---------          ---------         ---------
Postretirement benefits

Service cost                                                     $     0.4          $     0.4         $     0.3
Interest cost                                                          1.7                1.7               1.5
Amortization of transition and prior service cost                     (0.9)                --               0.1
Amortization of unrecognized net loss (gain)                           0.5               (0.2)             (0.5)
Curtailment loss                                                       0.1                 --                --
                                                                 ---------          ---------         ---------
Net annual postretirement cost                                   $     1.8          $     1.9         $     1.4
                                                                 =========          =========         =========
Weighted average discount rate                                        6.25%              6.75%              7.5%
                                                                 =========          =========         =========

         The following tables set forth reconciliations of the changes in benefit obligation, plan assets and funded status as of December 31, 2003 and 2002 (in millions):

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                     Pension Benefits                 Postretirement Benefits
                                              ----------------------------          ---------------------------
                                                 2003              2002               2003               2002
                                              ---------          ---------          ---------          --------
Change in benefit obligation

Benefit obligation at beginning of year       $   509.1          $   431.3          $    24.2          $   21.7
Service cost                                        6.6                6.8                0.4               0.4
Interest cost                                      31.3               27.5                1.7               1.7
Plan participants' contributions                    1.9                2.1                 --                --
Actuarial loss                                     67.5               23.2                8.0               2.4
Acquisitions                                         --                 --                 --               1.0
Amendments                                           --                 --               (0.2)               --
Benefits paid                                     (44.0)             (24.5)              (3.3)             (3.0)
Foreign currency exchange rate changes             56.1               42.7                 --                --
                                              ---------          ---------          ---------          --------
Benefit obligation at end of year             $   628.5          $   509.1          $    30.8          $   24.2
                                              =========          =========          =========          ========

                                                     Pension Benefits                 Postretirement Benefits
                                              ----------------------------          ---------------------------
                                                2003               2002                2003              2002
                                              ---------          ---------          ---------          --------
Change in plan assets

Fair value of plan assets at beginning
  of year                                     $   372.0          $   372.9          $      --          $     --
Actual return on plan assets                       45.4              (21.9)                --                --
Employer contributions                             13.0               11.5                3.3               3.0
Plan participants' contributions                    1.9                2.1                 --                --
Benefits paid                                     (44.0)             (24.5)              (3.3)             (3.0)
Foreign currency exchange rate changes             39.0               31.9                 --                --
                                              ---------          ---------          ---------          --------
Fair value of plan assets at end of year      $   427.3          $   372.0          $      --          $     --
                                              =========          =========          =========          ========
Funded status                                 $  (201.2)         $  (137.1)         $   (30.8)         $  (24.2)
Unrecognized net obligation                          --                 --                0.2               0.3
Unrecognized net actuarial loss (gain)            219.3              165.2                7.1              (1.6)
Unrecognized prior service cost                      --                 --                0.5               1.0
Curtailment gain                                   (6.8)                --                 --                --
                                              ---------          ---------          ---------          --------
Net amount recognized                         $    11.3          $    28.1          $   (23.0)         $  (24.5)
                                              =========          =========          =========          ========
Amounts recognized in Consolidated
  Balance Sheets:
Prepaid benefit cost                          $     2.0          $      --          $      --          $     --
Accrued benefit liability                        (176.5)            (107.4)             (23.0)            (24.5)
Additional minimum pension liability              185.8              135.5                 --                --
                                              ---------          ---------          ---------          --------
Net amount recognized                         $    11.3          $    28.1          $   (23.0)         $  (24.5)
                                              =========          =========          =========          ========

         The weighted average assumptions used to determine the benefit obligation for the Company's pension plans as of December 31, 2003 and 2002 are as follows:

                                                                    2003              2002
                                                                 ---------          ---------

All Plans:
Weighted average discount rate                                         5.8%               5.8%
Weighted average expected long-term rate of return
  on plan assets                                                       7.1%               7.1%
Rate of increase in future compensation                            3.0-5.0%           3.0-5.0%

U.S. - based plans:
Weighted average discount rate                                        6.25%              6.75%
Weighted average expected long-term rate of
     return on plan assets                                             8.0%               8.0%
Rate of increase in future compensation                                N/A                N/A

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $628.5 million, $601.8 million and $427.3 million, respectively, as of December 31, 2003 and $509.1 million, $479.3 million and $372.0 million, respectively, as of December 31, 2002. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Company's U.S. - based pension plans were $49.3 million, $49.3 million and $37.2 million, respectively, as of December 31, 2003, and $43.8 million, $43.8 million and $34.7 million, respectively, as of December 31, 2002. At December 31, 2003 and 2002, the Company had recorded a reduction to equity of $185.8 million, net of taxes of $57.4 million, and $135.5 million, net of taxes of $41.6 million, respectively, related to the recording of a minimum pension liability primarily related to the Company's UK plans where the accumulated benefit obligation exceeded plan assets.

         The Company utilizes a September 30 measurement date to determine the pension benefit measurements for the Company's UK plans. The Company utilizes a December 31 measurement date to determine the pension and postretirement benefit measurements for the Company's plans in the U.S. and Germany.

         The weighted average asset allocation of the Company's U.S. pension benefit plans at December 31, 2003 and 2002 are as follows:

                                                                     2003               2002
                                                                     ----               ----
Asset Category

Large cap domestic equity securities                                  39%                36%
International equity securities                                       11%                 8%
Domestic fixed income securities                                      34%                37%
Other investments                                                     16%                19%
                                                                     ---                ---
Total                                                                100%               100%
                                                                     ===                ===

         All tax - qualified pension fund investments in the United States are held in the AGCO Corporation Master Pension Trust. The pension fund strategy is to diversify investments across broad categories of equity and fixed income securities with appropriate use of alternative investment categories to minimize risk and volatility. The Company's target allocation of retirement fund investments is 40% large cap domestic equity securities, 10% international equity securities, 35% domestic fixed income securities, and 15% other investments. The Company has noted that over very long periods, this mix of investments would achieve an average return of in excess of 9%. In arriving at the choice of an expected return assumption of 8% for its U.S. based plans, the Company has tempered this historical indicator with lower expectations for returns on equity investments in the future. To date, the Company has not invested pension funds in its own stock, and has no intention of doing so in the future.

         The weighted average discount rate used to determine the benefit obligation for the Company's postretirement benefit plans for the years ended December 31, 2003 and 2002 was 6.25% and 6.75%, respectively.

         For measuring the expected postretirement benefit obligation at December 31, 2003, an 11% health care cost trend rate was assumed for 2004, decreasing 1.0% per year to 5.0% and remaining at that level thereafter. For measuring the expected postretirement benefit obligation at December 31, 2002, an 8.25% health care cost trend rate was assumed for 2003, decreasing 0.75% per year to 6.0% and remaining at that level thereafter. Changing the assumed health care cost trend rates by one percentage point each year and holding all other assumptions constant would have the following effect to service and interest cost for 2003 and the accumulated postretirement benefit obligation at December 31, 2003 (in millions):

                                                                     One                One
                                                                 Percentage         Percentage
                                                                    Point              Point
                                                                  Increase           Decrease
                                                                 ----------         -----------
Effect on service and interest cost                               $    0.1            $  (0.1)
Effect on accumulated benefit obligation                          $    1.9            $  (1.6)

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         In November 2003, the U.S. Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003, and this Act was signed into law in December 2003. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least equivalent to Medicare Part D. The above measurements of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost do not reflect the effects of the Act on the Company's postretirement health care plans. The Company is currently evaluating the impact of the Act on the Company's plans.

         The Company currently estimates its minimum contributions for 2004 to its U.S. - based defined pension plans and postretirement health care and life insurance benefit plans will aggregate approximately $5.2 million and $3.6 million, respectively.

         The Supplemental Executive Retirement Plan ("SERP") is an unfunded plan that provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive's social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments.

         Net annual SERP cost and the measurement assumptions for the plan for the years ended December 31, 2003, 2002 and 2001 are set forth below (in millions):

                                                                    2003               2002              2001
                                                                 ---------          ---------         ---------
Service cost                                                     $     0.6          $     0.5         $     0.4
Interest cost                                                          0.3                0.3               0.3
Amortization of prior service cost                                     0.3                0.3               0.3
Recognized actuarial gain                                               --               (0.1)               --
                                                                 ---------          ---------         ---------
Net annual SERP costs                                            $     1.2          $     1.0         $     1.0
                                                                 =========          =========         =========

Discount rate                                                         6.75%               7.5%              7.5%
Rate of increase in future compensation                                5.0%               4.0%              4.0%

     The following tables set forth reconciliations of the changes in benefit obligation and funded status as of December 31, 2003 and 2002 (in millions):

                                                                    2003              2002
                                                                 ---------          ---------
Change in benefit obligation

Benefit obligation at beginning of year                          $     5.3          $     4.4
Service cost                                                           0.6                0.5
Interest cost                                                          0.3                0.3
Actuarial loss                                                         0.2                0.1
                                                                 ---------          ---------
Benefit obligation at end of year                                $     6.4          $     5.3
                                                                 =========          =========

Funded status                                                    $    (6.4)         $    (5.3)
Unrecognized net actuarial gain                                       (0.5)              (0.7)
Unrecognized prior service cost                                        2.9                3.2
                                                                 ---------          ---------
Net amount recognized                                            $    (4.0)         $    (2.8)
                                                                 =========          =========

Amounts recognized in Consolidated
     Balance Sheets:
Accrued benefit liability                                        $    (4.4)         $    (3.8)
Intangible asset                                                       0.4                1.0
                                                                 ---------          ---------
Net amount recognized                                            $    (4.0)         $    (2.8)
                                                                 =========          =========

         The weighted average discount rate used to determine the benefit obligation for the Company's SERP plan for the years ended December 31, 2003 and 2002 was 6.25% and 6.75%, respectively.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         The Company maintains separate defined contribution plans covering certain employees primarily in the United States and United Kingdom. Under the plans, the Company contributes a specified percentage of each eligible employee's compensation. The Company contributed $3.1 million, $3.4 million and $2.8 million for the years ended December 31, 2003, 2002 and 2001, respectively.

9. COMMON STOCK

         At December 31, 2003, the Company had 150.0 million authorized shares of common stock with a par value of $0.01 per share, with 75.4 million shares of common stock outstanding, 1.9 million shares reserved for issuance under the Company's 2001 Stock Option Plan (Note 10), 0.1 million shares reserved for issuance under the Company's Non-employee Director Stock Incentive Plan (Note
10) and 1.9 million shares reserved for issuance under the Company's Long-Term Incentive Plan (Note 10).

         In April 1994, the Company designated 300,000 shares of Junior Cumulative Preferred Stock ("Junior Preferred Stock") in connection with the adoption of a Stockholders' Rights Plan (the "Rights Plan"). Under the terms of the Rights Plan, one-third of a preferred stock purchase right (a "Right") is attached to each outstanding share of the Company's common stock. The Rights Plan contains provisions that are designed to protect stockholders in the event of certain unsolicited attempts to acquire the Company. Under the terms of the Rights Plan, each Right entitles the holder to purchase one one-hundredth of a share of Junior Preferred Stock, par value of $0.01 per share, at an exercise price of $200 per share. The Rights are exercisable a specified number of days following (i) the acquisition by a person or group of persons of 20% or more of the Company's common stock or (ii) the commencement of a tender or exchange offer for 20% or more of the Company's common stock. In the event the Company is the surviving company in a merger with a person or group of persons that owns 20% or more of the Company's outstanding stock, each Right will entitle the holder (other than such 20% stockholder) to receive, upon exercise, common stock of the Company having a value equal to two times the Right's exercise price. In addition, in the event the Company sells or transfers 50% or more of its assets or earning power, each Right will entitle the holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Right's exercise price. The Rights may be redeemed by the Company at $0.01 per Right prior to their expiration on April 27, 2004.

         In March 2001, the Company sold 555 non-voting preferred shares, which were convertible into shares of the Company's common stock in a private placement with net proceeds of approximately $5.3 million. In June 2001, the preferred shares were converted into 555,000 shares of the Company's common stock.

10. STOCK INCENTIVE PLANS

NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

         The Company's Non-employee Director Stock Incentive Plan (the "Director Plan") provides for restricted stock awards to non-employee directors based on increases in the price of the Company's common stock. The awarded shares are earned in specified increments for each 15% increase in the average market value of the Company's common stock over the initial base price established under the plan. When an increment of the awarded shares is earned, the shares are issued to the participant in the form of restricted stock which vests at the earlier of 12 months after the specified performance period or upon departure from the Board of Directors. When the restricted shares are earned, a cash bonus equal to 40% of the value of the shares on the date the restricted stock award is earned is paid by the Company to satisfy a portion of the estimated income tax liability to be incurred by the participant. At December 31, 2003, there were 36,000 shares awarded but not earned under the Director Plan and 44,870 shares that have been earned but not vested under the Director Plan.

         Outstanding shares awarded but not earned as of December 31, 2003 consist of the following and can be earned when the Company's average common stock price reaches the following increments (over a consecutive 20-day period):

                                               Stock Price
                        ------------------------------------------------------
                        $ 22.70      $25.32 - $27.94     $ 29.13       $ 32.14      Total
                        -------      ---------------     -------       -------      -----
Shares                    7,500            19,500          4,500         4,500      36,000

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      In 2003, the Director Plan was amended to increase the number of shares authorized for issuance by 150,000 shares.

LONG-TERM INCENTIVE PLAN ("LTIP")

      The Company's LTIP provides for restricted stock awards to executives based on increases in the price of the Company's common stock. The awarded shares may be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company's common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant.

      For awards granted in 2000 and in the future, the Company will record the entire compensation expense relating to the market value of the earned shares and related cash bonus in the period in which the award is earned. For awards granted prior to 2000, the market value of awards earned are added to common stock and additional paid-in capital and an equal amount is deducted from stockholders' equity as unearned compensation. The LTIP unearned compensation and the amount of cash bonus to be paid when the awarded shares become vested are amortized to expense ratably over the vesting period. The Company recognized compensation expense associated with the LTIP and Director Plan of $0.6 million, $44.1 million and $7.1 million for the years ended December 31, 2003, 2002 and 2001, respectively, consisting of compensation expense relating to earned shares, amortization of stock awards for earned shares issued prior to 2000 and the related cash bonuses.

      Additional information regarding the LTIP for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                              2003              2002               2001
                                                            ---------         ---------          ---------
Shares awarded but not earned at January 1                    747,500         1,717,000          1,930,000
Shares awarded                                                 55,000           755,000            260,000
Shares forfeited or expired unearned                          (40,000)         (375,000)          (196,000)
Shares earned                                                  (5,500)       (1,349,500)          (277,000)
                                                            ---------        ----------          ---------
Shares awarded but not earned at December 31                  757,000           747,500          1,717,000
Shares available for grant                                  1,141,000         1,156,000          1,536,000
                                                            ---------        ----------          ---------
Total shares reserved for issuance                          1,898,000         1,903,500          3,253,000
                                                            =========        ==========          =========

      Outstanding shares awarded but not earned as of December 31, 2003 consist of the following and can be earned when the Company's average common stock price reaches the following increments (over a consecutive 20-day period):

                                        Ranges of Stock Price
          -------------------------------------------------------------------------------
          $23.10 - $26.74       $28.40 - $33.42      $  38.00     $  42.75      $   47.50      Total
          ---------------       ---------------      --------     --------      ---------     -------
Shares             25,250               218,000       137,000      171,250        205,500     757,000

      In 2001, the LTIP was amended to permit a participant to elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant's tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant's tax

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

withholding. In 2003, 2002 and 2001, 1,513, 299,409 and 52,540 earned shares, respectively, were forfeited in this manner.

      For awards granted prior to 2000, the number of shares vested during the years 2003, 2002 and 2001 were 1,667, 201,334 and 166,500, respectively. All awards granted after 2000 vest immediately upon being earned.

STOCK OPTION PLAN

      The Company's Stock Option Plan (the "Option Plan") provides for the granting of nonqualified and incentive stock options to officers, employees, directors and others. The stock option exercise price is determined by the Board of Directors except in the case of an incentive stock option for which the purchase price shall not be less than 100% of the fair market value at the date of grant. Each recipient of stock options is entitled to immediately exercise up to 20% of the options issued to such person, and the remaining 80% of such options vest ratably over a four-year period and expire not later than ten years from the date of grant.

      Stock option transactions during the years ended December 31, 2003, 2002 and 2001 were as follows:

                                                                      2003                2002               2001
                                                                  -----------        --------------       -----------
Options outstanding at January 1                                    2,132,365             2,850,345         2,433,497
Options granted                                                            --                87,500           727,500
Options exercised                                                    (198,220)             (777,750)         (140,342)
Options canceled                                                     (150,857)              (27,730)         (170,310)
                                                                  -----------        --------------       -----------
Options outstanding at December 31                                  1,783,288             2,132,365         2,850,345
                                                                  -----------        --------------       -----------
Options available for grant at December 31                          1,867,837             1,839,438         1,908,938
                                                                  -----------        --------------       -----------
Option price ranges per share:
     Granted                                                      $        --        $  18.30-23.00       $8.19-15.12
     Exercised                                                     6.31-15.12            2.50-22.31        1.52-14.63
     Canceled                                                      6.25-31.25           11.00-31.25        6.25-31.25

Weighted average option prices per share:
     Granted                                                      $        --        $        20.68       $     14.32
     Exercised                                                          12.46                 11.61              8.07
     Canceled                                                           17.10                 16.97             15.87
     Outstanding at December 31                                         17.12                 16.69             15.28

      At December 31, 2003, the outstanding options had a weighted average remaining contractual life of approximately 6.9 years and there were 1,226,488 options currently exercisable with option prices ranging from $8.19 to $31.25 and with a weighted average exercise price of $18.59.

      The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price:

                                           Options Outstanding                    Options Exercisable
                            -----------------------------------------------------------------------------
                                                Weighted Average     Weighted                    Weighted
                                                   Remaining         Average     Exercisable      Average
                                               Contractual Life      Exercise   as of December   Exercise
Range of Exercise Prices    Number of Shares      (Years)              Price      31, 2003        Price
------------------------    ----------------  -------------------    --------   --------------   --------
   $8.19 - $11.88                    571,130         6.6             $  11.18          304,230   $  11.06
  $14.63 - $20.98                    636,250         7.1             $  15.73          352,350   $  15.43
  $22.31 - $31.25                    575,908         3.9             $  24.55          569,908   $  24.56
                            ----------------                                    --------------
                                   1,783,288                                         1,226,488
                            ================                                    ==============

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      The Company accounts for all stock-based compensation awarded under the Director Plan, the LTIP and the Option Plan as prescribed under APB No. 25, and also provides the disclosures required under SFAS No. 123 and SFAS No. 148. APB No. 25 requires no recognition of compensation expense for options granted under the Option Plan as long as certain conditions are met. There was no compensation expense recorded under APB No. 25 for the Option Plan. However, APB No. 25 does require recognition of compensation expense under the Director Plan and the LTIP.

      For disclosure purposes only, under SFAS No. 123, the Company estimated the fair value of grants under the Company's stock option plan using the Black-Scholes option pricing model and utilized the Barrier option model for awards granted under the Director Plan and LTIP. Based on these models, the weighted average fair value of options granted under the Option Plan and the weighted average fair value of awards granted under the Director Plan and the LTIP, were as follows (in millions):

                                                                   2003               2002             2001
                                                                 ---------         ----------        --------
Director Plan                                                    $   14.46         $    11.86        $     --
LTIP                                                                 13.82              19.81            9.88
Option Plan                                                             --              11.60            8.63

Weighted average assumptions under Black-Scholes
   and Barrier option models:
Expected life of awards (years)                                        4.3                5.0             7.0
Risk-free interest rate                                                2.9%               3.4%            4.8%
Expected volatility                                                   50.2%              53.3%           52.0%
Expected dividend yield                                                 --                 --              --

      The fair value of the grants and awards are amortized over the vesting period for stock options and awards earned under the Director Plan and LTIP and over the performance period for unearned awards under the Director Plan and LTIP. The following table illustrates the effect on net income (loss) and earnings (loss) per common share if the Company had applied the fair value recognition provisions of SFAS No. 123 and SFAS No. 148 (in millions, except per share data):

                                                                              Years Ended December 31,
                                                                  ---------------------------------------------
                                                                    2003              2002               2001
                                                                  --------           --------          --------
Net income (loss), as reported                                    $   74.4           $  (84.4)         $   22.6
Add:     Stock-based employee compensation expense included
         in reported net income (loss), net of related tax
         effects                                                       0.4               16.1               4.4
Deduct:  Total stock-based employee compensation expense
         determined under fair value based method for all
         awards, net of related tax effects                           (7.2)              (9.4)             (8.6)
                                                                  --------           --------          --------
Pro forma net income (loss)                                       $   67.6           $  (77.7)         $   18.4
                                                                  ========           ========          ========
Earnings (loss) per share:
     Basic - as reported                                          $   0.99           $  (1.14)         $   0.33
                                                                  ========           ========          ========
     Basic - pro forma                                            $   0.90           $  (1.05)         $   0.27
                                                                  ========           ========          ========
     Diluted - as reported                                        $   0.98           $  (1.14)         $   0.33
                                                                  ========           ========          ========
     Diluted - pro forma                                          $   0.90           $  (1.05)         $   0.27
                                                                  ========           ========          ========

11.   DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

      Effective January 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 138. The cumulative effect for adopting this standard as of January 1, 2001 resulted in a fair value asset, net of taxes of approximately $0.5 million, which was reclassified to earnings over the next twelve months. All derivatives are

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

recognized on the consolidated balance sheets at fair value. On the date the derivative contract is entered, the Company designates the derivative as either
(1) a fair value hedge of a recognized liability, (2) a cash flow hedge of a forecasted transaction, (3) a hedge of a net investment in a foreign operation, or (4) a non-designated derivative instrument. The Company currently engages in derivatives that are classified as cash flow hedges and non-designated derivative instruments. Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded in other comprehensive income until reclassified into earnings at the time of settlement of the forecasted transaction. Changes in the fair value of non-designated derivative contracts and the ineffective portion of designated derivative instruments are reported in current earnings.

      The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategy for undertaking various hedge transactions. The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When it is determined that a derivative is no longer highly effective as a hedge, hedge accounting is discontinued on a prospective basis.

      Foreign Currency Risk

      The Company has significant manufacturing operations in the United States, France, Germany, Denmark and Brazil, and it purchases a portion of its tractors, combines and components from third party foreign suppliers, primarily in various European countries and in Japan. The Company also sells products in over 140 countries throughout the world. The Company's most significant transactional foreign currency exposures are the Euro, Brazilian real and the Canadian dollar in relation to the U.S. dollar.

      The Company attempts to manage its transactional foreign exchange exposure by hedging identifiable foreign currency cash flow commitments and forecasts arising from receivables, payables, and expected purchases and sales. Where naturally offsetting currency positions do not occur, the Company hedges certain of its exposures through the use of foreign currency forward contracts.

      The Company uses foreign currency forward contracts to hedge receivables and payables on the Company and its subsidiaries' balance sheets that are denominated in foreign currencies other than the functional currency. These forward contracts are classified as non-designated derivatives instruments. For the years ended December 31, 2003 and 2002, the Company recorded net gains of approximately $9.0 million and $17.3 million and a net loss of $7.8 million for the year ended December 31, 2001 under the caption of other expense, net, respectively. These gains and losses were substantially offset by losses and gains on the remeasurement of the underlying asset or liability being hedged.

      The Company uses foreign currency forward contracts to hedge forecasted foreign currency inflows and outflows resulting from purchases and sales. The Company recorded no gain or loss resulting from a forward contract's ineffectiveness or discontinuance as a cash flow hedge.

      Interest Rate Risk

      The Company may use interest rate swap agreements to manage its exposure to interest rate changes. Currently, the Company has no interest rate swap agreements outstanding.

      The following table summarizes activity in accumulated other comprehensive loss related to derivatives held by the Company during the years ended December 31, 2003, 2002 and 2001 (in millions):

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                                           2003
                                                                      --------------------------------------------
                                                                      Before-Tax         Income          After-Tax
                                                                        Amount             Tax             Amount
                                                                      ----------        ---------        ---------
Accumulated derivative net gains as of December 31, 2002              $      1.3        $    (0.5)       $     0.8
Net changes in fair value of derivatives                                    (1.1)             0.4             (0.7)
Net losses reclassified from accumulated other
   comprehensive loss into earnings                                         (0.2)             0.1             (0.1)
                                                                      ----------        ---------        ---------
Accumulated derivative net gains as of December 31, 2003              $       --        $      --        $      --
                                                                      ==========        =========        =========

                                                                                          2002
                                                                      --------------------------------------------
                                                                      Before-Tax         Income          After-Tax
                                                                        Amount             Tax             Amount
                                                                      ----------        ---------        ---------
Accumulated derivative net losses as of December 31, 2001             $     (0.2)       $     0.1        $    (0.1)
Net changes in fair value of derivatives                                     3.9             (1.6)             2.3
Net losses reclassified from accumulated other
   comprehensive loss into earnings                                         (2.4)             1.0             (1.4)
                                                                      ----------        ---------        ---------
Accumulated derivative net gains as of December 31, 2002              $      1.3        $    (0.5)       $     0.8
                                                                      ==========        =========        =========

                                                                                           2001
                                                                      --------------------------------------------
                                                                      Before-Tax         Income          After-Tax
                                                                        Amount             Tax             Amount
                                                                      ----------        ---------        ---------
Cumulative effect of adopting SFAS No. 133, net                       $      0.8        $    (0.3)       $     0.5
Net changes in fair value of derivatives                                    (3.4)             1.4             (2.0)
Net gains reclassified from accumulated other
   comprehensive loss into earnings                                          2.4             (1.0)             1.4
                                                                      ----------        ---------        ---------
Accumulated derivative net losses as of December 31, 2001             $     (0.2)       $     0.1        $    (0.1)
                                                                      ==========        =========        =========

      In addition to the above, the Company recorded a deferred gain of $2.7 million and $0.4 million, net of taxes, and a deferred loss of $5.8 million, net of taxes, to other comprehensive loss related to derivatives held by affiliates for the years ended December 31, 2003, 2002 and 2001, respectively. The gains and loss are related to interest rate swap contracts in the Company's retail finance joint ventures. These swap contracts have the effect of converting floating rate debt to fixed rates in order to secure its yield against its fixed rate loan portfolio.

      The Company's senior management establishes the Company's foreign currency and interest rate risk management policies. These policies are reviewed periodically by the Audit Committee of the Board of Directors. The policy allows for the use of derivative instruments to hedge exposures to movements in foreign currency and interest rates. The Company's policy prohibits the use of derivative instruments for speculative purposes.

12.   COMMITMENTS AND CONTINGENCIES

      The future payments required under the Company's significant commitments as of December 31, 2003 are as follows (in millions):

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                Payments Due By Period
                             -------------------------------------------------------------------------------------------
                              2004         2005          2006          2007          2008       Thereafter        Total
                             ------       ------        ------        ------        ------      ----------       -------
Capital lease obligations    $  0.8       $  0.8        $  0.4        $   --        $   --      $       --       $   2.0
Operating lease obligations    22.0         15.4          10.1           6.3           5.7            25.1          84.6
Unconditional purchase
 obligations(1)                11.8          2.5           0.3           0.1            --             0.9          15.6
Other long-term
 obligations                   28.2         22.5          18.7          18.6          17.9           163.1         269.0
  Total contractual cash     ------       ------        ------        ------        ------      ----------       -------
    obligations              $ 62.8       $ 41.2        $ 29.5        $ 25.0        $ 23.6      $    189.1       $ 371.2
                             ======       ======        ======        ======        ======      ==========       =======

(1) Unconditional pur chase obligations exclude routine purchase orders entered into in the normal course of business.

                                                     Amount of Commitment Expiration Per Period
                             -------------------------------------------------------------------------------------------
                              2004         2005          2006          2007          2008       Thereafter        Total
                             ------       ------        ------        ------        ------      ----------       -------
Guarantees                   $ 24.6       $ 12.0        $  4.3        $  1.9        $  1.1      $       --       $  43.9
                             ======       ======        ======        ======        ======      ==========       =======

Guarantees

      At December 31, 2003, the Company was obligated under certain circumstances to purchase through the year 2009 up to $13.7 million of equipment upon expiration of certain operating leases between AGCO Finance LLC and AGCO Finance Canada Ltd., the Company's retail finance joint ventures in North America, and end users. The Company also maintains a remarketing agreement with these joint ventures, whereby the Company is obligated to repurchase repossessed inventory at market values. On December 31, 2003, the Company entered into an agreement with AGCO Finance LLC which limits the Company's purchase obligations under this arrangement to $6.0 million in the aggregate per calendar year. The Company believes that any losses, which might be incurred on the resale of this equipment, will not materially impact the Company's financial position or results of operations.

      At December 31, 2003, the Company guaranteed indebtedness owed to third parties of approximately $30.2 million, primarily related to dealer and end user financing of equipment. The Company believes the credit risk associated with these guarantees is not material to its financial position.

      Other

      In addition, at December 31, 2003, the Company had outstanding net foreign currency forward contracts of approximately $146.6 million. All contracts have a maturity of less than one year (Note 11).

      Total lease expense under noncancelable operating leases was $23.1 million, $22.3 million and $17.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Company has received assessments from Brazilian tax authorities regarding transaction taxes payable on certain foreign currency gains and losses. The Company is currently contesting the assessments and does not believe the calculation method applied by the tax authorities is correct. The Company believes that it is not probable or likely the assessments will have to be paid. The total assessment approximates $9.0 million to $9.5 million. The Company anticipates that it may take significant time to resolve the dispute with the Brazilian tax authorities.

      As discussed in Note 3, the Company is involved in litigation with respect to its pension scheme in Coventry, England. The Company is also party to various claims and lawsuits arising in the normal course of business. It is the opinion of management, after consultation with legal counsel, that those claims and lawsuits, excluding a potential adverse outcome with respect to the pension case, when resolved, will not have a material adverse effect on the financial position or results of operations of the Company.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13.   RELATED PARTY TRANSACTIONS

      Rabobank Nederland, a AAA rated financial institution based in the Netherlands, is a 51% owner in the Company's retail finance joint ventures which are located in the United States, Canada, the United Kingdom, France, Germany, Spain, Ireland and Brazil. Rabobank is also the principal agent and participant in the Company's revolving credit facility and securitization facilities. The majority of the assets of the Company's retail finance joint ventures represent finance receivables. The majority of the liabilities represent notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates are obligated to provide financing to the joint venture companies, primarily through lines of credit. The Company does not guarantee the obligations of the retail finance joint ventures other than 49%, or approximately $19.8 million, of the solvency requirements of the Brazil joint venture. In Brazil, the Company's joint venture company has an agency relationship with Rabobank whereby Rabobank provides funding.

      The Company's retail finance joint ventures provide retail financing and wholesale financing to its dealers. The terms of the financing arrangements offered to the Company's dealers are similar to arrangements the retail finance joint ventures provide to unaffiliated third parties. At December 31, 2003, the Company was obligated under certain circumstances to purchase through the year 2009 up to $13.7 million of equipment upon expiration of certain operating leases between AGCO Finance LLC and AGCO Finance Canada Ltd, its retail joint ventures in North America, and end users. The Company also maintains a remarketing agreement with these joint ventures (Note 12). In addition, as part of sales incentives provided to end users, the Company may from time to time subsidize interest rates of retail financing provided by its retail joint ventures. The cost of those programs is recognized at the time of sale to the Company's dealers.

      During 2003 and 2002, the Company had net sales of $116.1 million and $130.2 million, respectively, to BayWa Corporation, a German distributor, in the ordinary course of business. The President and CEO of BayWa Corporation is also a member of the Board of Directors of the Company.

      During 2002, the Company purchased approximately $127.5 million of equipment components from its manufacturing joint venture, GIMA, at cost. As of July 1, 2003, the Company began consolidating GIMA in accordance with the requirements of FIN 46 (Note 14). During 2003 and 2002, the Company purchased approximately $5.6 million and $5.3 million, respectively, of equipment components from its manufacturing joint venture, Deutz AGCO Motores SA, at prices approximating cost.

14.   CONSOLIDATION OF JOINT VENTURE

      The Company currently has equity interests in joint ventures with other entities. For those joint ventures where the Company is not the primary beneficiary as determined under FIN 46, the Company accounts for its investments under the equity method of accounting. During the third quarter of 2003, the Company analyzed the provisions of FIN 46 as they relate to the accounting for its investments in joint ventures and determined that it is the primary beneficiary of one of its joint ventures, GIMA.

      GIMA was established in 1994 between the Company and Renault to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a current investment of $4.8 million in the joint venture. GIMA has no third party debt obligations.

      Under the terms of the GIMA agreement, either party may give notice that it wishes to sell its shares to the other party. The party receiving notice is obligated to purchase the shares within eighteen months. Per the GIMA agreement, the share price will be 25% of the net worth of the joint venture.

      On July 1, 2003, the Company began consolidating the accounts of GIMA. Historically, the Company accounted for its investment in GIMA under the equity method. The consolidation of GIMA did not have a material impact on the results of operations or financial position of the Company. The equity interest of Renault is reported as a minority interest, included in "Other noncurrent liabilities" in the accompanying Condensed Consolidated Balance Sheet as of December 31, 2003.

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

15.   SEGMENT REPORTING

      The Company has four reportable segments: North America; South America; Europe/Africa/Middle East and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. Beginning in the first quarter of 2004, the Company modified its segment reporting from five reportable segments to four reportable segments. The Company no longer considers the Sprayers division a reportable segment under the requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," due to organizational changes and changes in the distribution and servicing of certain Sprayer products which became effective January 1, 2004. Therefore, the segment disclosures for 2003, 2002 and 2001 have been reclassified to conform to the presentation going forward. All intercompany transactions between the segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses, excluding corporate expenses, are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the years ended December 31, 2003, 2002 and 2001 are as follows (in millions):

                                           North          South     Europe/Africa/       Asia/
   Years ended December 31,               America        America      Middle East       Pacific       Consolidated
------------------------------           ---------      ---------   --------------      -------       ------------
2003
Net sales                                $ 1,176.2      $   416.3   $      1,758.8      $ 144.0       $    3,495.3
Income from operations                        39.4           60.5            113.7         23.2              236.8
Depreciation                                  17.0            5.9             32.8          3.1               58.8
Assets                                       685.2          222.0            836.4         47.3            1,790.9
Capital expenditures                          15.7           14.0             46.5          2.5               78.7

2002
Net sales                                $ 1,039.2      $   270.8   $      1,505.6      $ 107.1       $    2,922.7
Income from operations                        30.9           30.5            133.6         19.4              214.4
Depreciation                                  15.0            4.3             26.0          2.5               47.8
Assets                                       742.0          127.2            634.4         37.2            1,540.8
Capital expenditures                          15.5            8.8             30.6           --               54.9

2001
Net sales                                $   897.9      $   257.8   $      1,292.3      $  97.9       $    2,545.9
Income from operations                        23.1           22.5             94.2         16.0              155.8
Depreciation                                  14.0            5.1             27.7          2.5               49.3
Assets                                       567.0          176.3            565.6         30.3            1,339.2
Capital expenditures                          15.5            5.1             18.7           --               39.3

      A reconciliation from the segment information to the consolidated balances for income from operations and total assets is set forth below (in millions):

                                                                     2003               2002                2001
                                                                  ---------           ---------           ---------
Segment income from operations                                    $   236.8           $   214.4           $   155.8
Corporate expenses                                                    (23.4)              (22.2)              (20.5)
Restricted stock compensation                                          (0.6)              (44.1)               (7.1)
Restructuring and other infrequent expenses                           (27.6)              (42.7)              (13.0)
Amortization of intangibles                                            (1.7)               (1.4)              (18.5)
                                                                  ---------           ---------           ---------
Consolidated income from operations                               $   183.5           $   104.0           $    96.7
                                                                  =========           =========           =========
Segment assets                                                    $ 1,790.9           $ 1,540.8           $ 1,339.2
Cash and cash equivalents                                             147.0                34.3                28.9
Receivables from affiliates                                             0.5                 8.9                 8.4
Investments in affiliates                                              91.6                78.5                69.6
Other current and noncurrent assets                                   391.6               293.1               315.2
Intangible assets                                                     417.8               393.4               412.0
                                                                  ---------           ---------           ---------
Consolidated total assets                                         $ 2,839.4           $ 2,349.0           $ 2,173.3
                                                                  =========           =========           =========

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      Net sales by customer location for the years ended December 31, 2003, 2002 and 2001 were as follows (in millions):

                                                            2003               2002                2001
                                                         ---------           ---------           ---------
Net sales:
     United States                                       $   968.8           $   881.4           $   759.2
     Canada                                                  169.3               129.5               115.2
     Germany                                                 433.1               411.4               362.8
     France                                                  357.6               273.4               240.6
     United Kingdom and Ireland                              204.6               168.1               137.6
     Other Europe                                            608.5               491.0               422.3
     South America                                           409.7               263.4               249.4
     Middle East                                             112.5               123.4                99.8
     Asia                                                     56.9                46.9                49.6
     Australia                                                87.1                60.2                48.3
     Africa                                                   42.6                37.3                29.2
     Mexico, Central America and Caribbean                    44.6                36.7                31.9
                                                         ---------           ---------           ---------
                                                         $ 3,495.3           $ 2,922.7           $ 2,545.9
                                                         =========           =========           =========

      Net sales by product for the years ended December 31, 2003, 2002 and 2001 were as follows (in millions):

                                                           2003                2002                2001
                                                         ---------           ---------           ---------
Net sales:
     Tractors                                            $ 2,040.9           $ 1,712.1           $ 1,470.3
     Combines                                                301.7               202.1               195.3
     Sprayers                                                232.3               226.9               153.4
     Other machinery                                         377.9               286.7               254.7
     Replacement parts                                       542.5               494.9               472.2
                                                         ---------           ---------           ---------
                                                         $ 3,495.3           $ 2,922.7           $ 2,545.9
                                                         =========           =========           =========

      Property, plant and equipment by country as of December 31, 2003 and 2002 was as follows (in millions):

                                                           2003                2002
                                                         ---------           ---------
United States                                            $   108.8           $   111.6
United Kingdom                                                41.9                48.0
Germany                                                      121.8                96.1
France                                                        86.0                33.9
Brazil                                                        51.5                34.9
Other                                                         24.2                19.2
                                                         ---------           ---------
                                                         $   434.2           $   343.7
                                                         =========           =========

16.   SUBSEQUENT EVENTS

      On January 5, 2004, the Company acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for (euro)600.6 million, net of approximately (euro)21.4 million cash acquired (approximately $755.9 million, net), subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer in the Nordic region of Europe and Latin America. The acquisition of Valtra provides the Company with the opportunity to expand its business in significant global markets by utilizing Valtra's technology and productivity leadership in the agricultural equipment market. Valtra's unaudited revenues for the twelve months ended September 30, 2003 under accounting principles generally accepted in the United States of America were approximately $902.2 million. The acquired assets and liabilities consist primarily of inventories, accounts receivable, property, plant and equipment, technology, tradenames and patents. The results of operations for the Valtra acquisition will be included in the Company's Consolidated Financial Statements as of and from the date of acquisition. The Valtra acquisition will be accounted for in accordance with SFAS No. 141, "Business Combinations," and accordingly, the Company will allocate the purchase price to the assets acquired and the

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

liabilities assumed based on a preliminary estimate of fair values as of the acquisition date. The Company expects to record goodwill and other identifiable intangible assets such as tradenames, technology and related patents, and customer relationship intangibles as part of the purchase price allocation. The Company completed the initial funding of the (euro)600.6 million cash purchase price of Valtra through the issuance of $201.3 million principal amount of convertible senior subordinated notes (Note 7), funds borrowed under the Company's new credit facility and term loan facility (with availability up to $750.0 million) which was entered into January 5, 2004, and $100.0 million borrowed under an interim bridge facility that also closed on January 5, 2004.

      The Company's new credit facility provides for a $300.0 million multi-currency revolving credit facility, a $300.0 million U.S. dollar denominated term loan and a (euro)120.0 million (or approximately $150.0 million) Euro denominated term loan. The revolving credit facility will mature in January 2006. The maturity date of the revolving credit facility can be extended to March 2008 if the Company's existing 8-1/2% senior subordinated notes due 2006 are refinanced on terms specified by the lenders prior to such date and further extended to December 2008 if the Company's existing 9-1/2% senior notes due 2008 are refinanced on terms specified by the lenders prior to such date. Both term loans will amortize at the rate of one percent per annum until the maturity date. The maturity date for the term loans will be January 2006. The maturity date of the term loans can be extended to March 2008 if the subordinated notes are refinanced on terms specified by the lender prior to such date and further extended to June 2009 if the senior notes are refinanced on terms specified by the lenders prior to such date. The revolving credit and term facilities are secured by a majority of the Company's U.S., Canadian, Finnish and U.K. based assets and a pledge of a portion of the stock of the Company's domestic and material foreign subsidiaries. Interest accrues on amounts outstanding under the facility, at the Company's option, at either (1) LIBOR plus a margin ranging between 1.50% and 2.25% based upon the Company's senior debt ratio or (2) the higher of the administrative agent's base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.25% and 1.0% based on the Company's senior debt ratio. The facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company must also fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility. In addition, the new credit facility requires the Company to issue at least $100.0 million of common stock by January 5, 2005.

      The Company borrowed $100.0 million under a bridge financing facility on January 5, 2004 as discussed above. The loans under the bridge facility constitute unsecured senior subordinated obligations. The bridge loan facility matures on January 5, 2005, and interest accrues on borrowings at an increasing rate of interest, subject to a maximum rate. The bridge facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and requires that the net proceeds from any issuances of stock or debt be used to prepay the bridge financing. If the bridge financing has not been repaid by the first anniversary of the closing date, January 5, 2005, and there is not any other default or event of default under the bridge financing, then the bridge lenders may, with the approval of the holders of 50% of the principal amount of the loans under the bridge facility, exchange all of the bridge loan for "exchange notes" which would mature on the tenth anniversary of the closing date.

      On January 30, 2004, the Company sold the land, buildings and improvements of its Coventry facility for approximately $40.7 million. The Company will lease part of the facility back from the buyers for a period of three years, with the ability to exit the lease within two years from the date of the sale. The Company expects to recognize a gain on the sale of the real estate of approximately $6.9 million. The Company received approximately $34.4 million of the sale proceeds on January 30, 2004, with remainder to be paid on January 30, 2005.

      On February 5, 2004, the Company announced that it had received an informal inquiry from the Securities and Exchange Commission ("SEC") asking for its policies and related information with regard to the Company's accounting for revenue recognition (particularly bill and hold transactions), sales and sales returns and allowances, plant and facility closing costs and reserves, and personal use of corporate aircraft. The Company responded to the SEC's inquiry and subsequently met with the SEC to answer any questions that the SEC had regarding the Company's response. On March 10, 2004, the SEC informed the Company that it had terminated its inquiry.

      As a result of the Company's announcement of this SEC inquiry, on February 6, 2004, Sekuk Global Enterprises filed a putative class action complaint in the U.S. District Court for the Northern District of Illinois, Civil Action No. 04-CV-961, on behalf of all persons who purchased or otherwise acquired the Company's

                                AGCO CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

securities between February 6, 2003 and February 4, 2004, inclusive (the "Class Period"). Subsequently, three additional similar complaints were filed in the U.S. District Court for the Northern District of Georgia by the City of Dania Beach Police & Firefighters' Retirement System (Civil Action No. 1:04-CV-0535), Ann Vogel (Civil Action No. 1:04-CV-0617), and Detectives Endowment Association Annuity Fund. In general, the complaints allege that the Company, and its chief executive officer and chief financial officer violated securities laws and regulations by issuing materially false and misleading statements regarding the Company's financial results during the Class Period that had the effect of artificially inflating the market price of the Company's securities and request monetary damages and attorneys' fees. A fifth complaint was filed in the U.S. District Court for the Northern District of Illinois on March 10, 2004 by Sachin Joshi (Civil Action No. 1:04-CV-0669). This complaint is a derivative action and names the directors of AGCO as defendants as well. In general, this complaint alleges that the directors breached their fiduciary duties to shareholders by permitting or participating in the activities alleged in the other complaints. The Company does not believe these cases have any merit and intends to defend these actions.